Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and between

WESTLAND DEVELOPMENT CO., INC.,

and

SHNM ACQUISITION CORP.

June 5, 2006

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of June 5, 2006, by and between Westland Development Co., Inc., a New Mexico corporation (the “Company”), and SHNM Acquisition Corp., a Delaware corporation (“Acquiror”).

RECITALS

A. The Company is the successor to a community land grant corporation known as the “Town of Atrisco, New Mexico”, which was the successor to a Spanish community land grant commonly known as the “Atrisco Land Grant”.

B. The Company owns approximately 54,500 to 57,000 acres of developed and undeveloped real estate near Albuquerque, New Mexico. The size and location of these real estate holdings adjacent to Albuquerque, New Mexico, makes these unique assets.

C. Sedora Holdings, LLC, a Delaware limited liability company and the sole stockholder of Acquiror (“Parent”), desires to acquire the Company and the Company’s real estate and other assets through a cash merger of Acquiror with and into the Company, pursuant to which Parent will acquire all of the issued and outstanding shares of the capital stock of the Company for $305.00 per share, in the manner and subject to the conditions set forth in this Agreement.

D. The Company and Acquiror have entered into that certain Agreement and Plan of Merger, dated as of February 24, 2006, as amended by Amendment No. 1 thereto dated as of April 5, 2006 (the “Existing Merger Agreement”), pursuant to which SHNM will be merged with and into the Company.

E. Subject to the terms and conditions set forth in this Agreement, the Company and Acquiror desire to make certain amendments to the Existing Merger Agreement and to amend and restate the Existing Merger Agreement as set forth herein.

F. The board of directors of the Company (the “Board of Directors”), by resolutions duly adopted, has (i) determined that it is fair to and in the best interests of the Company and the holders of the Company Common Stock (A) to amend and restate the terms of the Existing Merger Agreement and (B) to enter into this Agreement and consummate the cash merger (the “Cash Merger”) of Acquiror with and into the Company in accordance with the New Mexico Business Corporation Act (the “NMBCA”) and the Delaware General Corporation Law (“DGCL”), (ii) approved, adopted and declared advisable this Agreement and the Cash Merger and (iii) resolved to recommend approval of this Agreement to the shareholders of the Company.

G. The board of directors of Acquiror, by resolutions duly adopted, has approved and declared it advisable for Acquiror to enter into this Agreement providing for the Cash Merger in accordance with the NMBCA and the DGCL, upon the terms and conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and agreements set forth herein, the parties hereto hereby amend and restate the Existing Merger Agreement and agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” has the meaning described in Section 6.7(a).

“Action” means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” means this Agreement and Plan of Merger.

“ANM” means ANM Holdings, Inc., a Delaware corporation.

“ANM Termination Fee” has the meaning provided in Section 2.1(b).

“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act (in each case, as amended) and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Articles of Merger” has the meaning provided in Section 2.3.

“Balance Sheet” has the meaning provided in Section 4.9.

“Balance Sheet Date” has the meaning provided in Section 4.9.

“Benefit Plans” has the meaning provided in Section 4.14(a).

“Board of Directors” has the meaning provided in the recitals of this Agreement.

“Board Recommendation” has the meaning provided in Section 4.2.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Albuquerque, New Mexico.

“Cash Merger” has the meaning provided in the recitals of this Agreement.

“Cash Merger Consideration” has the meaning provided in Section 3.1(a).

“Cemeteries” has the meaning provided in Section 6.13(b).

“Certificate” has the meaning provided in Section 3.4(b).

“Certificate of Merger” has the meaning provided in Section 2.3.

“Church” has the meaning provided in Section 6.13(b).

“Class B Common Stock” has the meaning provided in Section 3.1(a).

“Closing” has the meaning provided in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Westland Development Co., Inc., a New Mexico corporation.

“Company Common Stock” has the meaning provided in Section 3.1(a).

“Company Disclosure Schedule” has the meaning provided in Article IV.

“Company Expenses” has the meaning provided in Section 8.3.

“Company Personnel” has the meaning provided in Section 6.1(b).

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidential Information” has the meaning provided in Section 6.6.

“Deposit” has the meaning provided in Section 2.1(a).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning provided in Article IV.

“Dissenting Shares” has the meaning provided in Section 3.3(a).

“DOJ” means the Antitrust Division of the Department of Justice.

“Effective Time” has the meaning provided in Section 2.4.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, claim, restriction, covenant, easement, right of way, title defect, adverse claim of ownership or use, or other encumbrance of any kind, other than any obligation to accept returns of inventory in the Ordinary Course of Business and other than those arising by reason of restrictions on transfers under federal, state and foreign securities laws.

“Environmental Laws” has the meaning provided in Section 4.18(b).

“Environmental Permits” has the meaning provided in Section 4.18(b).

“Equity Interest” means (a) with respect to a corporation, any and all classes or series of shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (c) with respect to any other Person, any other security representing any direct equity ownership or participation in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning provided in Section 4.14(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Merger Agreement” has the meaning provided in the recitals to this Agreement.

“Foreign Plans” has the meaning provided in Section 4.14(a).

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, self-regulatory organization, agency or commission, workers’, employees’ or labor or any similar council or organization, or any court, tribunal, or judicial or arbitral body (including any political or other subdivision, department or branch of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) other indebtedness of such Person evidenced by notes, bonds or debentures, (iii) capitalized leases classified as indebtedness of such Person under GAAP, (iv) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) any obligation of such Person for the deferred purchase price of assets, property or services (other than trade payables incurred in the Ordinary Course of Business and other current liabilities), (vi) all obligations of such Person pursuant to or evidenced by hedging, swap or factoring arrangements or contracts or other similar instruments, (vii) Indebtedness of another Person referred to in clauses (i) through (vi) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, or in effect guaranteed directly or indirectly, jointly or severally, by such Person through an agreement (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to or in any manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss, (viii) Indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (ix) reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptance or similar facilities issued for the account of such Person, and (x) obligations under any acquisition agreements pursuant to which such Person is responsible for any earn-out or other contingent payments.

“Intellectual Property” means United States or foreign intellectual property, including, without limitation, (i) all inventions, patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, logos, trade names, corporate names, domain names, and trade dress, and all translations and derivations thereof, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including data, databases and related documentation), and (vi) all other proprietary rights.

“Key Employee” has the meaning provided in Section 7.2(f).

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Governmental Order.

“Leased Real Property” has the meaning provided in Section 4.16(b).

“Liabilities” means any and all Indebtedness and other liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured.

“Licenses” has the meaning described in Section 4.12(a).

“Material Adverse Effect” means any circumstance, change, event, development, effect or occurrence that, individually or in the aggregate, (A) is or could reasonably be expected to be materially adverse to the business, prospects, properties, assets, financial condition or results of operations of the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole, other than any circumstance, change, event, development, effect or occurrence resulting from (i) changes in general economic conditions or (ii) general changes or developments in the industries in which the Company, the Company Subsidiaries and the Nonprofit Organizations operate, unless, in the case of the foregoing clauses, such circumstances, changes, events, developments, effects or occurrences have had, or would reasonably be expected to have, a materially disproportionate impact on the Company, the Company Subsidiaries and the Nonprofit Organizations taken as whole relative to other participants in the industries in which the Company, the Company Subsidiaries and the Nonprofit Organizations operate or (B) could or could reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

“Material Amount” means $250,000.

“Material Contract” has the meaning provided in Section 4.11(b).

“Materials of Environmental Concern” has the meaning provided in Section 4.18(b).

“NMBCA” means the New Mexico Business Corporation Act, as set forth in New Mexico Statutes Section 53-11-1, et seq.

“No Par Common Stock” has the meaning provided in Section 3.1(a).

“Nonprofit Organization” means any nonprofit corporation or other entity that is operated for nonprofit or charitable purposes and/or exempt from federal taxation under Section 501 of the Code, with respect to which the Company or any Company Subsidiary is a member or otherwise has the power to elect a majority of such organization’s board of directors or to direct its business operations and policies.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and reasonable business practices in the industry in which the Company, the Company Subsidiaries and the Nonprofit Organizations operate.

“Owner’s Title Policy” has the meaning provided in Section 6.15(b).

“Parent” has the meaning provided in the recitals of this Agreement.

“Payee” has the meaning provided in Section 8.2(d).

“Paying Agent” means Mellon Investor Services LLC, or another bank or trust company selected by Acquiror, subject to the reasonable approval of the Company.

“Payor” has the meaning provided in Section 8.2(d).

“Permitted Encumbrances” means: (i) liens for taxes, assessments and governmental charges or levies imposed upon the Company, a Company Subsidiary or a Nonprofit Organization not yet due and payable for which appropriate reserves have been established or which are being contested in good faith by appropriate proceedings, (ii) Encumbrances imposed by Law (including, without limitation, zoning, entitlement and other land use regulations), (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company, a Company Subsidiary or a Nonprofit Organization arising or incurred in the Ordinary Course of Business, (v) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to real property; provided, that none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, (vi) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof, (vii) any title exception listed in the Title Report, and (viii) liens with respect to any Indebtedness set forth on Section 1.1 of the Company Disclosure Schedule.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority, joint venture, limited liability company or other entity.

“Prior Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 1, 2006, by and between ANM and the Company.

“Policies” has the meaning provided in Section 6.10.

“Proxy Statement” has the meaning provided in Section 6.4(a).

“Real Property” has the meaning provided in Section 4.16(a).

“Real Property Lease” has the meaning provided in Section 4.16(b).

“Regulation S-K” has the meaning provided in Section 4.8(b).

“Regulation S-X” has the meaning provided in Section 4.8(a).

“Representatives” has the meaning provided in Section 6.7(a).

“Requisite Shareholder Vote” has the meaning provided in Section 4.2.

“Sarbanes-Oxley Act” has the meaning provided in Section 4.12(b).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning provided in Section 4.8(a).

“Service Provider” has the meaning provided in Section 4.14(a).

“Shares” has the meaning provided in Section 3.1(a).

“Shareholders Meeting” has the meaning provided in Section 6.3.

“Subsidiaries” of a Person means any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns (a) a right to a majority of the profits of such entity or (b) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Superior Proposal” has the meaning provided in Section 6.7(a).

“Surviving Corporation” has the meaning provided in Section 2.2.

“Tax” or “Taxes” means all federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, capital gains, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, goods and services, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental tax charges of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” or “Tax Returns” means all returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of Taxes.

“Termination Date” has the meaning provided in Section 8.1(c).

“Title Insurer” means First American Title Insurance Company acting through its subsidiary or agent located in the State of New Mexico.

“Title Report” has the meaning provided in Section 6.15(a).

Article II

The Transactions

2.1 Deposit and Payment of Termination Fee.

(a) Upon execution of the Existing Merger Agreement, Acquiror deposited $5,000,000 in immediately available funds (the “Deposit”) with the Paying Agent, to be held for the benefit of the Company pending the Closing (as hereinafter defined), subject to the terms and conditions of this Agreement.

(b) Upon execution of the Existing Merger Agreement, Acquiror paid to SHNM, on behalf of the Company, an aggregate amount of $5,000,000, as required to be paid by the Company to ANM in accordance with Section 8.2(c) of the Prior Merger Agreement (the “ANM Termination Fee”).

(c) Following the execution of the Existing Merger Agreement, Acquiror deposited $100,000,000 into a segregated account for purposes of paying a portion of the Cash Merger Consideration at the Effective Time. At the Effective Time, such funds shall be used to pay a portion of the Cash Merger Consideration, provided, that if this Agreement is terminated for any reason, the parties agree that such funds shall immediately and automatically revert to Acquiror.

2.2 The Cash Merger. Upon the terms and subject to the conditions of this Agreement and pursuant to Section 53-14-1 of the NMBCA and Section 252 of the DGCL, at the Effective Time (as defined below), Acquiror will be merged with and into the Company. As a result of the Cash Merger, the separate corporate existence of Acquiror will cease and the Company will continue as the surviving corporation of the Cash Merger (the “Surviving Corporation”). The Surviving Corporation will continue to be governed by the laws of the State of New Mexico, and Parent, the sole shareholder of Acquiror, shall become the sole shareholder of the Surviving Corporation.

2.3 Closing. Subject to the then applicable provisions of Article VII, the closing of the Cash Merger (the “Closing”) will take place (i) at the offices of the Company as soon as reasonably practicable (but in any event, not later than the third Business Day) after the day on which the last condition to the Cash Merger set forth in

Article VII is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions) or (ii) at such other place or at such other date as Acquiror and the Company may mutually agree. At the Closing, the parties hereto will cause the Cash Merger to be consummated by filing (i) articles of merger (the “Articles of Merger”) with the New Mexico Public Regulation Commission in such form as required by, and executed in accordance with, the relevant provisions of the NMBCA and (ii) a Certificate of Merger (the “Certificate of Merger”) with the Delaware Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the deposit by Acquiror of sufficient cash with the Paying Agent as stated in Section 3.4 below.

2.4 Effective Time. Upon receipt of confirmation of the acceptance of both the Articles of Merger and the Certificate of Merger by the State of New Mexico and the State of Delaware, respectively, or such other confirmation satisfactory to Acquiror (the “Effective Time”), Acquiror shall be merged with and into the Company, and the Company will authorize the Paying Agent to pay the Cash Merger Consideration to the persons entitled to receive it, pursuant to and subject to the provisions of Section 3.4.

2.5 Effects of the Completion of Cash Merger. The completion of the Cash Merger will have the effect set forth in Section 53-14-6 of the NMBCA and applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Acquiror will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquiror will become the debts, liabilities and duties of the Surviving Corporation.

2.6 Articles of Incorporation; Bylaws.

(a) From and after the Effective Time, the articles of incorporation of the Company will be the restated articles of incorporation of the Surviving Corporation substantially in the form attached hereto as Exhibit A, until thereafter amended in accordance with their terms and applicable provisions of the NMBCA.

(b) From and after the Effective Time, the bylaws of the Company will be the amended and restated bylaws of the Surviving Corporation in the form attached hereto as Exhibit B, until thereafter amended in accordance with their terms, the amended and restated articles of incorporation and applicable provisions of the NMBCA.

2.7 Directors and Officers. At the Closing, all of the directors of the Company will submit their resignations effective as of the Effective Time. The directors of Acquiror immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, assuming the filing and issuance of certificates of merger pursuant to Section 53-14-6 of the NMBCA and applicable provisions of the DGCL, each to hold office in accordance with the amended and restated articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE CASH MERGER

3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Cash Merger and without any action on the part of Acquiror, Parent, the Company or the holders of any of the following securities:

(a) Each share of common stock, no par value per share (the “No Par Common Stock”), and each share of Class B common stock, $1.00 par value per share (the “Class B Common Stock”), of the Company (collectively, the “Company Common Stock” and each share thereof, a “Share”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive Three Hundred Five Dollars ($305.00) in cash, without interest (the “Cash Merger Consideration”); provided, however, that any Shares to be canceled pursuant to Section 3.1(b) and any Dissenting Shares (as defined in Section 3.3(a)) will not be converted into the right to receive the Cash Merger Consideration.

(b) Each Share held in the treasury of the Company or owned by any Company Subsidiary or Nonprofit Organization immediately prior to the Effective Time will be canceled without any conversion thereof and no consideration will be paid with respect thereto.

(c) Each share of common stock of Acquiror issued and outstanding immediately prior to the Effective Time will continue as one share of common stock of the Surviving Corporation owned by Parent.

3.2 Adjustment of Cash Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the number of issued and outstanding Shares is increased, decreased, reclassified or otherwise changed by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Cash Merger Consideration and any other dependent items will be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted will, from and after the date of such event, be the Cash Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

3.3 Dissenting Shares.

(a) Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Cash Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 53-15-4 of the NMBCA (the “Dissenting Shares”) will not be converted into the right to receive the Cash Merger Consideration, and the holders thereof will be entitled to only such rights as are granted by Section 53-15-4 of the NMBCA and the Dissenting Shares shall not be considered outstanding for any purpose; provided, however, that if any shareholder of the Company fails to perfect or effectively waives, withdraws or loses such shareholder’s rights under Section 53-15-4 of the NMBCA, such shareholder’s Shares will be deemed to have been converted, at the Effective Time, into the right to receive the Cash Merger Consideration without any interest thereon.

(b) The Company will promptly notify Parent and Acquiror of any notice received by the Company of any shareholder’s intent to demand the fair value of any Shares, proposed withdrawals of such notices and any other instruments served pursuant to Section 53-15-4 of the NMBCA. The Company will allow Parent and Acquiror to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 53-15-4 of the NMBCA. The Company will not, except with the prior written consent of Parent or Acquiror or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

3.4 Payment and Exchange of Certificates.

(a) At the Closing Date, Parent or Acquiror will provide to, and will deposit until the Effective Time, in escrow with, and thereafter in trust with, the Paying Agent the aggregate consideration to which shareholders of the Company become entitled under this Article III, less the amount of the Deposit previously delivered to the Paying Agent. Until used for that purpose, the funds will be invested by the Paying Agent, as directed by Acquiror or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts or certificates of deposit with one or more commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the Securities and Exchange Commission (“SEC”) or otherwise).

(b) Promptly (but not to exceed five (5) Business Days) after the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of Company

Common Stock immediately prior to the Closing, whose shares are to be converted pursuant to Article III into the right to receive the Cash Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Common Stock (each, a “Certificate”) in order to receive payment of the Cash Merger Consideration (which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon actual delivery of the Certificates to the Paying Agent or the Surviving Corporation (or effective affidavits of loss in lieu thereof), and will otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for payment of the Cash Merger Consideration. In addition, Acquiror and the Surviving Corporation will use commercially reasonable efforts to facilitate (x) the tender of certificates by shareholders to the Paying Agent or the Surviving Corporation, in Albuquerque, New Mexico and southern California, by assisting shareholders to complete required paperwork to tender their shares and (y) the shareholders receipt of payment upon delivery thereof (including, to the extent necessary and consistent with the Company’s past practices, providing indemnities to local banks with respect to payment checks cashed by shareholders at such local banks). Promptly following the Effective Time, the Surviving Corporation shall provide the Paying Agent with a list of the record holders of Company Common Stock as of immediately prior to the Effective Time and, to the extent necessary, instruct the Paying Agent to mail the materials referred to in the preceding sentence to any holders of Company Common Stock to whom such materials were not previously mailed. When the Paying Agent or Surviving Corporation receives a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent will pay (or, in the case of Certificates surrendered to the Surviving Corporation, the Surviving Corporation shall cause the Paying Agent to pay) to the holder of the Shares represented by the Certificate (or effective affidavits of loss in lieu thereof), or as otherwise directed in the letter of transmittal, the Cash Merger Consideration with regard to each Share represented by such Certificate, less any required Tax withholdings in accordance with Section 3.4(c) below, and the Certificate will be cancelled and will not be outstanding. No interest will be paid or accrued on the Cash Merger Consideration payable upon the surrender of Certificates. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the Tax has been paid or is not applicable. After the Closing Date, a Certificate will represent only the right to receive the Cash Merger Consideration in respect of the Shares represented by such Certificate, without any interest thereon.

(c) The Paying Agent may withhold from the sum payable to any Person as a result of the Cash Merger, and pay to the appropriate Governmental Authorities, any amounts which the Paying Agent or the Surviving Corporation may be required (or may reasonably believe it is required) to withhold under the Code, or any provision of state, local or foreign Tax Law. Any sum which is withheld and paid to a Governmental Authority as permitted by this Section 3.4 will be deemed to have been paid to the Person with regard to whom it is withheld.

(d) If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will cause the Paying Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided, that the Surviving Corporation may require the Person to whom any Cash Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(e) At any time which is more than six (6) months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the

Paying Agent and have not been disbursed in accordance with this Article III (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation, Persons entitled to payment in accordance with this Article III will be entitled to look solely to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Cash Merger Consideration upon surrender of the Certificates held by them, without any interest thereon; provided, that such Persons will have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Laws. Any portion of the funds deposited with the Paying Agent remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Neither the Surviving Corporation nor the Paying Agent will be liable to any Person entitled to payment under this Article III for any consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) From and after the Effective Time, the Surviving Corporation will not record on the stock transfer books of the Surviving Corporation any transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer, they will be cancelled and treated as having been surrendered for the Cash Merger Consideration in respect of the Shares represented thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company disclosure schedule delivered by the Company to Acquiror prior to the execution of the Existing Merger Agreement (the “Disclosure Schedule” or the “Company Disclosure Schedule”) each section of which qualifies the correspondingly numbered representation and warranty in this Article IV to the extent expressly specified therein (it being understood that any information set forth in a particular section of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is apparent on its face) the Company hereby represents and warrants to Acquiror as follows (provided that it is understood and agreed by Acquiror that, other than (i) with respect to Section 4.2 and (ii) as provided in Section 7.2(a), the representations and warranties in this Article IV are deemed to speak as of the date of the Existing Merger Agreement):

4.1 Organization. Except as set forth on Section 4.1 of the Company Disclosure Schedule, each of the Company, the Company Subsidiaries and the Nonprofit Organizations is duly organized, validly existing and in good standing under the laws of the State of New Mexico and has the requisite corporate or similar power and authority to own, operate or lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of the articles of incorporation and bylaws (or equivalent organization documents) of the Company, each Company Subsidiary and each Nonprofit Organization, in each case as currently in effect, have been made available to Acquiror, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon the Company, the Company Subsidiaries or the Nonprofit Organizations. Neither the Company nor any Company Subsidiary or Nonprofit Organization is in violation of the provisions of their respective governing documents.

4.2 Authority; Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the transactions contemplated by this Agreement pursuant to an affirmative vote of holders of at least two-thirds (2/3) of the outstanding Shares of each of the No Par Common Stock and the Class B Common Stock, voting as separate classes, entitled to vote to approve this Agreement and the Cash Merger (the “Requisite Shareholder Vote”)). The Board of Directors, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving the termination of the Prior Merger Agreement, (ii) approving and adopting this Agreement and the transactions contemplated hereby, (iii) determining that the termination of the Prior Merger Agreement and the terms of this Agreement are fair to and in the best interests of the Company’s shareholders, (iv) declaring the advisability of this Agreement, and (v) recommending (the “Board Recommendation”) that the Company’s shareholders vote in favor of approving this Agreement and the transactions contemplated hereby at the Shareholders Meeting (as defined in Section 6.3), which resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The approval of this Agreement by the Requisite Shareholder Vote is the only vote of the holders of any class or series of capital stock, other Equity Interests or Liabilities of the Company, any Company Subsidiary or any Nonprofit Organization necessary to approve this Agreement and the transactions contemplated hereby.

4.3 Non-Contravention. The execution, delivery and performance of this Agreement by the Company does not and will not (a) conflict with or violate its governing documents, (b) conflict with or violate the governing documents of any Company Subsidiary or Nonprofit Organization, (c) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company, any Company Subsidiary or any Nonprofit Organization or by which its or any of their respective properties are bound, or (d) conflict with, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or a change in the rights and obligations under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract to which the Company or any of the Company Subsidiaries or Nonprofit Organizations is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of an Encumbrance upon any of its assets).

4.4 Governmental Consents. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) the NMBCA or (d) the DGCL or (e) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, and would not reasonably be expected to, prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated by this Agreement.

4.5 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 736,668 shares of No Par Common Stock and 491,112 shares of Class B Common Stock. As of the date of this Agreement, (i) 709,827 shares of No Par Common Stock and 85,100 shares of Class B Common Stock, were issued and outstanding, for a total of 794,927 Shares; and (ii) no Shares were held in the treasury of the Company or by any of the Company Subsidiaries or Nonprofit Organizations. All outstanding Shares duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights, purchase option, call, right of first refusal or similar rights. There are no rights or commitments (including rights to receive any interest in the Company in connection with the transactions contemplated hereby) or any other agreements of any character relating to dividend rights or to the sale, issuance or voting of or the granting of rights to acquire, any shares of capital stock or voting securities of the Company, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or voting securities of the Company.

(b) There are no preemptive rights of any kind which obligate the Company, any Company Subsidiary or any Nonprofit Organization to issue or deliver any shares of capital stock or voting securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company, any Company Subsidiary or any Nonprofit Organization, any shares of capital stock or voting securities of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the shareholders of the Company on any matter.

4.6 Company Subsidiaries. Section 4.6 of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of, and percentage of outstanding Equity Interests directly or indirectly held by the Company in, each Company Subsidiary and each other Person in which the Company owns a direct or indirect Equity Interest. All the outstanding Equity Interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal, and, except as set forth in Section 4.6 of the Company Disclosure Schedule, are owned, directly or indirectly by the Company free and clear of any Encumbrances. There are no outstanding options, warrants, calls, stock appreciation rights, or other rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any Equity Interests of any Company Subsidiary, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any Equity Interests of any Company Subsidiary.

4.7 Nonprofit Organizations. Section 4.7 of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Nonprofit Organization controlled by the Company or any Company Subsidiary, including a brief description of each Nonprofit Organization’s purpose, activities and tax-exempt status. Except as set forth on Section 4.7 of the Company Disclosure Schedule, each Nonprofit Organization is duly formed, validly existing and in good standing under the laws of the State of New Mexico. True, correct and complete copies of the articles of incorporation and bylaws (or equivalent organization documents) of each Nonprofit Organization, in each case as currently in effect, have been made available to Acquiror, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon the Nonprofit Organizations. None of the Nonprofit Organizations are in violation of the provisions of their respective governing documents. No Nonprofit Organization that is exempt from federal, state or local taxation is in violation of any statute, law, rule, regulation, order decree or other provision of law that may cause the Nonprofit Organization to lose its tax exempt status.

4.8 SEC Reports; Financial Information.

(a) The Company has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all financial statements, schedules, exhibits, supplements and amendments thereto) required to be filed by it with the SEC since July 1, 2002 (all such forms, reports, statements, certifications and other documents filed by the Company with the SEC since July 1, 2002, whether or not required to be filed, collectively, the “SEC Reports”), each of which, as finally amended, complied as to form in all material respects with the applicable requirements of the Exchange Act, each as in effect on the date so filed. None of the SEC Reports, as finally amended, contains, or contained any untrue statement of a material fact or omits or omitted, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or omits or omitted any information required by SEC rules and regulations to be included therein. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the SEC Reports. Each of the consolidated financial statements (including the related notes and schedules) included in the SEC Reports complies with Regulation S-X under the Exchange Act (“Regulation S-X”) and has been prepared in accordance with GAAP applied on a consistent basis for the periods involved (except as may be indicated in the notes thereto). Each of the consolidated balance sheets included in the SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and each of the related consolidated statements of earnings, cash flows and shareholders’ equity included in the SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to normal year end audit adjustments and the absence of full footnote disclosure), and is consistent with the books and records of the Company and the Company Subsidiaries.

(b) Neither the Company nor any Company Subsidiary is party to any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act (“Regulation S-K”)).

(c) None of the Shares, and no other securities of any kind, of the Company or any Company Subsidiary is listed or traded on or through the New York Stock Exchange, The Nasdaq National Market, Nasdaq Small Cap Market, Over-the-Counter Bulletin Board, “pink sheets” or any other national, regional or foreign stock exchange, market, listing service, market maker or the like, and neither the Company nor any Company Subsidiary is subject to any rules of any such exchanges, markets or services.

4.9 No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has any Liabilities, except Liabilities which (a) are accrued or reserved against in the balance sheet of the Company (the “Balance Sheet”) dated as of June 30, 2005 (the “Balance Sheet Date”) (or the corresponding balance sheet for the Nonprofit Organizations) or reflected in the notes thereto, (b) were incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, tort, infringement or violation of law), (c) are incurred pursuant to the transactions contemplated by this Agreement, (d) have been discharged or paid in full prior to the date of this Agreement in the Ordinary Course of Business, (e) are specifically described or referenced in adequate detail in Section 4.9 of the Company Disclosure Schedule, which shall identify pertinent details about any Indebtedness of the Company, even if accrued or reserved against in the Balance Sheet or (f) individually or in the aggregate do not exceed the Material Amount.

4.10 Absence of Certain Changes or Events. Since the Balance Sheet Date (a) there has not been any change in the business, financial condition, results of operations or prospects of the Company, the Real Property or its status or condition, the Company Subsidiaries and the Nonprofit Organizations, taken as a whole, (b) except as expressly contemplated by this Agreement, the Company, the Company Subsidiaries and the Nonprofit Organizations have conducted their businesses only in, and have not engaged in any transaction with a value to the Company in excess of the Material Amount other than in accordance with, the Ordinary Course of Business, and, without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary or Nonprofit Organization has taken any of the actions described in Section 6.1(a) through (v) of this Agreement that, if such action had been taken after the date hereof, would have required the consent of Acquiror thereto.

4.11 Contracts.

(a) Section 4.11 of the Company Disclosure Schedule sets forth a complete list of each of the following agreements to which the Company, any Company Subsidiary or any Nonprofit Organization is party or by which any of them is bound:

(i) contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K;

(ii) contract containing covenants of the Company, any Company Subsidiary or Nonprofit Organization not to compete in any line of business, industry or geographical area or which affects the ability of an Affiliate of the Company, any Company Subsidiary or any Nonprofit Organization from competing in any line of business, industry or geographical area;

(iii) contract which does, or could reasonably be construed to, create a partnership or joint venture or similar arrangement with respect to any material business of the Company, any Company Subsidiary or Nonprofit Organization;

(iv) contract that, individually or in the aggregate, could or could reasonably be expected to prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement;

(v) indenture, credit agreement, loan agreement, guarantee, note or other evidence of Indebtedness or agreement providing for Indebtedness in excess of the Material Amount;

(vi) contract (other than the Prior Merger Agreement and this Agreement) for the acquisition or sale of assets (whether by merger, consolidation, acquisition of stock or assets or otherwise) in excess of the Material Amount;

(vii) collective bargaining agreement, employment agreement, offer letter, or severance or termination or transition agreement, in each case providing for annual payments of more than the Material Amount;

(viii) agreement (or group of related agreements) for the lease of personal property providing for annual payments of more than the Material Amount;

(ix) contract (other than purchase orders) for the purchase or sale of materials, supplies, goods, equipment, products, merchandise or other assets, or for the furnishing or receipt of services, with any of the top 20 vendors of the Company, the Company Subsidiaries and the Nonprofit Organizations, based on aggregate payments made by the Company, the Company Subsidiaries and the Nonprofit Organizations to such vendors, taken as a whole, during the fiscal year ending June 30, 2005;

(x) contract that contains a put, call, right of first refusal or similar right pursuant to which the Company, any Company Subsidiary or any Nonprofit Organization could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than the Material Amount;

(xi) settlement or conciliation agreement or similar agreement (except for benefit plans and individual employee agreements) or order or consent of a Governmental Authority to which the Company or any of the Company Subsidiaries or Nonprofit Organizations is a party involving future performance by the Company or any Company Subsidiary or Nonprofit Organization which is material to the Company;

(xii) other contract (other than the Prior Merger Agreement, this Agreement or purchase orders in the Ordinary Course of Business) pursuant to which the Company or any Company Subsidiary or Nonprofit Organization has incurred a Liability in excess of the Material Amount or providing for payments from the Company or any Company Subsidiary or Nonprofit Organization in excess of the Material Amount or the consequences of a default or termination of which could have a Material Adverse Effect;

(xiii) contract by which the Company, any Company Subsidiary or any Nonprofit Organization licenses to or from any Person any material Intellectual Property or that otherwise concerns material Intellectual Property or that otherwise concerns material Intellectual Property;

(xiv) agreement with any shareholder, former shareholder, affiliate, director or officer of the Company, any Company Subsidiary or any Nonprofit Organization, or any relative of any of the foregoing; and

(xv) Real Property Leases; and

(xiv) Tax sharing agreements or similar agreements with respect to Taxes.

(b) Each such contract described in Section 4.11(a) is referred to herein as a “Material Contract.” With respect to each Material Contract: (i) neither the Company nor any Company Subsidiary or Nonprofit Organization is (and, to the knowledge of the Company, no other party is) in or is alleged to be in breach of or default under such Material Contract; (ii) neither the Company nor any Company Subsidiary or Nonprofit Organization has given or received any written notice or claim of default under such Material Contract; (iii) no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under such Material Contract; (iv) such Material Contract is in full force and effect, and is the valid, binding and enforceable obligation of the Company, the Company Subsidiaries or the Nonprofit Organizations, as applicable, and to the knowledge of the Company, of the other parties thereto; (v) the consummation of the transactions contemplated by this Agreement will not result in such Material Contract failing to continue in full force and effect after the consummation of such transactions without penalty or other adverse consequence; (vi) no party has repudiated any provision of such Material Contract; and (vii) except as set forth in Section 4.11(b) to the Company Disclosure Schedule, such Material Contract does not contain any “change of control” or similar provision that would be triggered by, or contain an assignment prohibition or similar provision that would prohibit, the transactions contemplated by this Agreement. The Company has made available to Acquiror true, correct and complete copies of each Material Contract, including all material amendments thereto.

4.12 Compliance with Law and Reporting Requirements.

(a) Neither the Company nor any Company Subsidiary or Nonprofit Organization is in material violation of, or has violated, any Law. The Company, each Company Subsidiary and each Nonprofit Organization has and is in compliance with all material permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (collectively, “Licenses”) from Governmental Authorities required to conduct their respective businesses as now being conducted and all such Licenses are valid and in full force and effect.

(b) Except as set forth in Section 4.12 of the Company Disclosure Schedule, since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and remains in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, including without limitation, the following:

(i) No officers or directors of the Company have, or during two years immediately preceding the date of this Agreement have had, outstanding loans from the Company.

(ii) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(iii) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) As of the date hereof, the Company has not identified any material control deficiencies and there is no reason to believe that the Company’s auditors, its chief executive officer and its chief financial officer would not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification.

(c) None of the Company Subsidiaries has at any time been subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

4.13 Litigation. There are no Actions pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or Nonprofit Organization, or which will become a cloud on title to the Real Property or question the validity or enforceability of the transactions contemplated by this Agreement, except as set forth in Section 4.13 of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary or Nonprofit Organization nor any of their respective properties is or are a party or subject to or in default under any Governmental Order which, individually or in the aggregate, is material to the Company and the Company Subsidiaries and the Nonprofit Organizations taken as a whole or that would or would reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4.13 of the Company Disclosure Schedule, there are no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations or material whistle blower complaints pending or, to the Company’s knowledge, threatened or otherwise involving the Company, any Company Subsidiary or any Nonprofit Organization, including, without limitation, regarding any accounting practices of the Company or any malfeasance by any executive officer of the Company.

4.14 Employee Compensation and Benefit Plans; ERISA.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) all material employee benefit plans, programs, policies, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life, disability, Accidental Death & Dismemberment and Business Travel Accident insurance plans, or other welfare plans employment or consulting agreements, offer letters, transition agreements, and all other compensation programs, perquisites, fringe benefits or other manner of remuneration for services, all employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured, uninsured or self-insured, maintained by the Company, any Company Subsidiary or any Nonprofit Organization, or to which the Company, any Company Subsidiary or Nonprofit Organization contributed or is obligated to contribute thereunder, or with respect to which the Company, any Company Subsidiary or Nonprofit Organization has or may have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors, officers or consultants of the Company, any Company Subsidiary or Nonprofit Organization (“Service Provider”) located primarily in the United States and/or their dependents (collectively, the “Benefit Plans”), and (ii) all such plans, programs, policies, agreements or arrangements that would otherwise fall within the definition of Benefit Plans except that they are maintained pursuant to or governed by the Laws of a country other than the United States (collectively, the “Foreign Plans”). For purposes of this Agreement, the term “plan,” when used with respect to Foreign Plans, will mean a “scheme” or other employee benefit program, policy agreement or arrangement in accordance with specific country usage.

(b) To the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a). Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole or as could not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate, (i) all the Benefit Plans and any related trusts comply with and have been administered in compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable Laws, and (D) their terms and the terms of any collective bargaining or collective labor agreements; and, in each case, neither the Company nor any Company Subsidiary or Nonprofit Organization has received any written notice from any Governmental Authority questioning or challenging such compliance; (ii) there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course; (iii) there has not been any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan; (iv) no litigation or other dispute resolution proceeding has been commenced with respect to any Benefit Plan and, to the knowledge of the Company, no such litigation or other dispute resolution proceeding is threatened (other than routine claims for benefits in the normal course); (v) no “partial termination” (within the meaning of Section 411 of the Code and the regulations promulgated thereunder) has occurred with respect to any Benefit Plan that is a “pension benefit plan” within the meaning of Section 3(2) of ERISA and (vi) there are no governmental audits, inquiries or investigations pending or, to the knowledge of the Company, threatened in connection with any Benefit Plan. There are no Benefit Plans under which shares of Company Common Stock may be issued or under which compensation may be paid or economic value otherwise transferred which is measured by the value of shares of Company Stock.

(c) Neither the Company nor any ERISA Affiliate of the Company (as defined below) (i) sponsors or contributes, or has ever sponsored or contributed, to a Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)); (ii) has had at any time an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a) (3) and 3(37)(A)); (iii) has had at any time any liability, contingent or otherwise, under Title IV of ERISA with respect to a Benefit Plan, either directly or through any ERISA Affiliate; (iv) sponsors, maintains or contributes or has sponsored, maintained or contributed to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by law) or (v) any self-funded employee welfare benefit plan within the meaning of Section 3(1) of ERISA (including any such plan pursuant to which a stop-loss policy or contract applies but not including any Code Section 125 cafeteria plan uninsured medical reimbursement account). For purposes of this Section 4.14, “ERISA Affiliate” will mean any trade or business, whether or not incorporated, that together with the Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

(d) Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole or as could not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate, (i) each Foreign Plan and related trust, if any, complies with and has been administered in compliance with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements and, in each case, neither the Company nor any Company Subsidiary or Nonprofit Organization has received any written notice from any Governmental Authority questioning or challenging such compliance, (ii) each Foreign Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Authority, has been so registered or approved, (iii) all contributions to each Foreign Plan required to be made by the Company, the Company Subsidiaries or the Nonprofit Organizations through the Effective Time have been or will be made or, if applicable, will be accrued in accordance with country-specific accounting practices, (iv) there are no unresolved claims or disputes under the terms of, or in connection with, the Foreign Plans other than claims for benefits which are payable in the ordinary course, (v) no litigation or dispute resolution proceeding has been commenced with respect to any Foreign Plan and, to the knowledge of the Company, no such litigation or dispute resolution proceeding is threatened (other than routine claims for benefits in the normal course), and (vi) there are no governmental audits, inquiries or investigations pending or, to the knowledge of the Company, threatened in connection with any Foreign Plan.

(e) Except as may be required by applicable Law or as contemplated under this Agreement, neither the Company nor any Company Subsidiary or Nonprofit Organization has any plan or commitment to create any additional Benefit Plans or Foreign Plans or to amend or modify any existing Benefit Plan or Foreign Plan in such a manner as to materially increase the cost of such Benefit Plan or Foreign Plan to the Company, any Company Subsidiary or any Nonprofit Organization.

(f) Except as expressly provided in this Agreement or as required under applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby will (either alone or together with any other event): (i) result in any payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former Service Provider under any Benefit Plan or Foreign Plan; (ii) increase in any respect any benefit otherwise payable under any Benefit Plan or Foreign Plan; (iii) result in the acceleration in any respect of the time of payment or vesting of any such benefits under any Benefit Plan or Foreign Plan; or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan or Foreign Plan. No payment or benefit which has been, will or may be made by the Company, any Company Subsidiary or any Nonprofit Organization with respect to any current or former Service Provider in connection with the execution and delivery of the Agreement or the consummation of the transaction contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or fail to be deductible under Section 162(m) of the Code.

(g) Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole, neither the Company nor any Company Subsidiary or Nonprofit Organization has classified any individual as an “independent contractor” or similar status who, according to a Benefit Plan or Foreign Plan or applicable Law, should have been classified as an employee or of similar status. To the knowledge of the Company, neither the Company nor any Company Subsidiary or Nonprofit Organization has any material liability by reason of any individual who provides or provided services to the Company or any Company Subsidiary or Nonprofit Organization, in any capacity, being improperly excluded from participating in any Benefit Plan or Foreign Plan.

(h) Correct and complete copies have been delivered to Acquiror by the Company of all material written Benefit Plans and Foreign Plans (including all amendments and attachments thereto); all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the two most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans and Foreign Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); and the most recent summary plan descriptions, employee booklets, and any other material written communications to participants distributed on or after the beginning of the last full fiscal year of the Company, if any, for the Benefit Plans or Foreign Plans (including, for any material Benefit Plan or Foreign Plan that is not embodied in a document, a written description of the material terms of such Benefit Plan or Foreign Plan).

4.15 Labor Matters. Schedule 4.15 of the Company Disclosure Schedule sets forth a list of all of the Company’s and Company Subsidiary’s and Nonprofit Organization’s employees, together with information about each employee’s employment agreement, if any, dates of employment, title, general duties, salary and other pertinent information. Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole or as could not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate: (i) there are no pending or, to the knowledge of the Company, threatened organizational activities or demands in writing for recognition by a labor organization seeking to represent employees of the Company or any Company Subsidiary or Nonprofit Organizations, and no such organizational activities or demands in writing for recognition have occurred in the past three years; (ii) to the knowledge of the Company, no question concerning representation exists respecting the employees of the Company, the Company Subsidiaries and the Nonprofit Organizations; (iii) no grievance, arbitration or complaint relating to labor or employment matters is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or Nonprofit Organization; (iv) neither the Company nor any Company Subsidiary or Nonprofit Organization is a party to or bound by any contract, collective bargaining agreement or works council agreement with any labor or similar organization; (v) there are no charges or Actions pending or, to the knowledge of the Company, threatened in writing, before the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration or any other Governmental Authority responsible for the prevention of unlawful employment practices; (vi) neither the Company nor any Company Subsidiary or Nonprofit Organization has received notice during the past three years of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Company, a Company Subsidiary or a Nonprofit Organization and, to the knowledge of the Company, no such investigation is in progress; (vii) the Company, the Company Subsidiaries and the Nonprofit Organizations are in compliance with all applicable Laws relating to employment and employment practices, wages, hours and terms and conditions of employment and immigration; (viii) there is no labor dispute, strike or work stoppage against the Company, Company Subsidiaries or the Nonprofit Organizations pending or, to the knowledge of the Company, threatened, and no such labor dispute, strike or work stoppage has occurred in the past three years; and (ix) there is no charge or complaint against the Company, the Company Subsidiaries or the Nonprofit Organizations by the National Labor Relations Board or any comparable Governmental Authority pending or, to the knowledge of the Company, threatened.

4.16 Properties. Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole and as could not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate:

(a) Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company, the Company Subsidiaries and the Nonprofit Organizations (collectively, the “Real Property”) and for each parcel of Real Property, contains a correct street address, if available and if not available, a general description, of such Real Property. Copies of all title reports or policies, legal descriptions, deeds, land patents, grants, surveys, geotechnical and other engineering reports and studies, environmental reports, property tax bills and notices of assessment, Encumbrances and other current or historical documents describing or relating to the Real Property have previously been made available to Acquiror. Without limiting the foregoing, “Real Property” consists of approximately 57,000 acres of land that is currently owned by the Company, of which approximately 46,430 acres formerly constituted a portion of the real property owned by the community land grant corporation known as the “Town of Atrisco, New Mexico”, which was the successor to the Spanish community land grant commonly known as the “Atrisco Land Grant”.

(b) Except as set forth on Section 4.16 of the Company Disclosure Schedule, none of the Company, the Company Subsidiaries nor the Nonprofit Organization lease, sublease, or license any real property from any Person. Section 4.16(b) of the Company Disclosure Schedule sets forth the addresses, if available, or if not available, a general description, of each parcel of the Real Property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) to or by any Person other than the Company, a Company Subsidiary or a Nonprofit Organization (collectively, including the improvements thereon, the “Leased Real Property”), and a true, correct and complete list of all agreements (including the date and the name of the parties to such agreements and a complete description of the terms of any unwritten leases) pertaining to the Leased Real Property (each a “Real Property Lease”). True and complete copies of each of the Real Property Leases that has not been terminated or expired as of the date hereof and any terminated or expired Real Property Leases under which the Company, a Company Subsidiary or a Nonprofit Organization may have any potential liability obligation have been made available to Acquiror.

(c) Except as set forth on Section 4.16 of the Company Disclosure Schedule, each of the Company, the Company Subsidiaries or the Nonprofit Organizations, as applicable, has good title to all Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(d) Except for the Leased Real Property, none of the Real Property is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Real Property or any part thereof.

(e) Except as set forth on Section 4.16 of the Company Disclosure Schedule, each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no default under any Real Property Lease either by the Company, the Company Subsidiaries or the Nonprofit Organizations party thereto, as applicable, or, to the knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company, the Company Subsidiaries or the Nonprofit Organizations thereunder.

(f) Except as set forth on Section 4.16 of the Company Disclosure Schedule, there does not exist any pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Real Property, and neither the Company nor the Company Subsidiaries or Nonprofit Organizations have received any written notice of the intention of any Governmental Authority or other Person to take or use any Real Property.

(g) The improvements constructed on the Real Property (including the Leased Real Property) are (i) insured by commercial property insurance for replacement costs, subject to self retained limits, and by commercial general liability insurance to the extent and in a manner customary in the industry for commercial general liability coverage, subject to self retained limits; and (ii) in good operating condition and repair, subject to ordinary wear and tear.

(h) The improvements constructed on the Real Property (including the Leased Real Property) are supplied with all utilities, including water, sewage disposal, electricity, gas, telephone and other services necessary for the operation of such improvements as currently operated, and, to the knowledge of the Company, there is no condition which would reasonably be expected to result in the termination of the present access from any improvements to such utility services.

(i) Except for the two oil and gas leases identified in Section 4.11(xv) of the Company Disclosure Schedule, the Company is not currently engaged in, and has not granted any Person any permits, interest, license, lease or other rights with respect to, oil, natural gas or other mineral rights anywhere on the Real Property and neither the Company nor any other Person is engaged in any drilling or other exploration activities with respect thereto.

(j) Except as disclosed in Section 4.16 of the Company Disclosure Schedule, the Company has no knowledge that there are any sites of historical or archeological importance on the Real Property.

(k) Each of the Company, the Company Subsidiaries and the Nonprofit Organizations owns or leases all tangible assets necessary or sufficient for the conduct of its business as presently conducted, which tangible assets are reflected in the Balance Sheet (other than those disposed of in the Ordinary Course of Business consistent with past practices). The tangible assets are in good and serviceable condition and repair in all material respects (subject to normal wear and tear) and are generally suitable for the purposes for which they presently are used.

(l) Except as disclosed in Section 4.16 of the Company Disclosure Schedule, the Company has no knowledge that any improvement district or other similar entity with taxing or assessment powers is planned that would include the Real Property, and there are no assessment liens against the Real Property except as may be disclosed in the Title Report.

4.17 Intellectual Property.

(a) Section 4.17 of the Company Disclosure Schedule lists all Intellectual Property registrations and applications and material unregistered Intellectual Property owned by the Company or any of the Company Subsidiaries or Nonprofit Organizations.

(b) The Company and each of the Company Subsidiaries and Nonprofit Organizations owns, or is licensed or otherwise has the right to use, all material Intellectual Property currently used in the conduct of its business, free and clear of all Encumbrances (including adverse ownership claims of current or former employees or contractors) other than Permitted Encumbrances.

(c) All Intellectual Property registrations and applications owned by the Company or any of the Company Subsidiaries or Nonprofit Organizations have been duly registered, maintained, renewed and/or filed, as applicable, and are subsisting and unexpired, and have not been abandoned and, to the knowledge of the Company, are valid and enforceable.

(d) There is no Action pending or, to the knowledge of the Company, threatened with respect to, and the Company has not been notified in writing of and, to the knowledge of the Company, there is no infringement, dilution, misappropriation or other violation by the Company or any of the Company Subsidiaries or Nonprofit Organizations or any of its or their products or services of the Intellectual Property of any Person.

(e) To the knowledge of the Company, no Person is infringing any right of the Company, any of the Company Subsidiaries or any of the Nonprofit Organizations with respect to Intellectual Property.

(f) The Company, the Company Subsidiaries and the Nonprofit Organizations are taking all reasonable steps to protect and maintain all of their material Intellectual Property.

4.18 Environmental Laws.

(a) Except as set forth on Section 4.18 of the Company Disclosure Schedule or to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole or as could not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate: (i) the Company and each Company Subsidiary and Nonprofit Organization comply and have at all prior times complied with all applicable Environmental Laws, possess and at all prior times possessed, comply and have at all prior times complied with all applicable Environmental Permits required under such laws to operate and have made all appropriate filings for issuance or renewal of all Environmental Permits and, to the knowledge of the Company, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future; (ii) neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has released or otherwise disposed of or arranged for the disposal of Materials of Environmental Concern at any location and there are no Materials of Environmental Concern at any property or facility, currently and to the knowledge of the Company, formerly owned or operated by the Company or any Company Subsidiary or Nonprofit Organization, under circumstances that have resulted in or could reasonably be expected to result in a Liability of the Company, Company Subsidiary or Nonprofit Organization under any Environmental Law; (iii) neither the Company nor any Company Subsidiary or Nonprofit Organization has received any notification (including any request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute) alleging that it is liable with respect to any Environmental Law (including any such Environmental Law concerning any release or threatened release of Materials of Environmental Concern at any location), and there are no Actions pending or threatened against the Company, any Company Subsidiary or any Nonprofit Organization with respect to any Environmental Law or Material of Environmental Concern; (iv) the Company has made available to Acquiror true, complete and correct copies of any Phase I and Phase II studies and all other reports, studies, analyses, tests or monitoring possessed or initiated by, or within the control of, the Company, any Company Subsidiary or any Nonprofit Organization with respect to the Real Property and any Environmental Laws or Materials of Environmental Concern; (v) neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has assumed any liabilities or obligations of any other Person under or relating to any Environmental Law; and (vi) neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder require any consent of, or notice to, any third Person pursuant to any Environmental Law.

(b) For purposes of this Agreement, the following terms have the meanings assigned below:

“Environmental Laws” means all foreign, federal, state, or local Laws, statutes, regulations, ordinances, codes, legally binding guidance documents, and all common law causes of action and all applicable judicial and administrative orders, decisions and decrees relating to pollution, contamination, protection of the environment, natural resources, human health or safety, or Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste or any other substance or material that is defined in, regulated by, or may form the basis of liability under any Environmental Laws, including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, petroleum and any products, by-products or factions thereof, radon, fungus, mold, lead or urea-formaldehyde insulation, and any other material or substance defined or classified as a “hazardous substance” under any Environmental Law.

4.19 Water Rights. Section 4.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of all documents pertaining to water rights on the Real Property, a copy of each of which has been previously provided to Acquiror, as well as a description of all undocumented claims for water rights that the Company reasonably believes it has or may assert.

4.20 Taxes. Except as set forth in Section 4.20 of the Company Disclosure Schedule:

(a) All Tax Returns required to be filed by, or with respect to any activities of, the Company, the Company Subsidiaries and the Nonprofit Organizations have been timely filed. All Taxes due and owing by, or with respect to any activities of, the Company or any of the Company Subsidiaries or Nonprofit Organizations (whether or not shown to be due on any filed Tax Return) have timely been paid in full;

(b) No deficiencies for any Tax have been proposed, asserted or assessed against or with respect to any of the Company, the Company Subsidiaries or Nonprofit Organizations which have not been settled or paid;

(c) There are no ongoing audits, examinations or other administrative or court proceedings involving Taxes with respect to the Company, the Company Subsidiaries or the Nonprofit Organizations and none of the Company, the Company Subsidiaries or Nonprofit Organizations has received written notice that any such audit, examination or proceeding is contemplated;

(d) There are no liens, charges or security interests on any of the assets of or shares in the Company, the Company Subsidiaries or the Nonprofit Organizations that arose in connection with any failure (or alleged failure) to pay any Tax;

(e) The Company, each Company Subsidiary and each Nonprofit Organization has withheld or collected and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party;

(f) Neither the Company nor any Company Subsidiary or Nonprofit Organization: (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or Unitary Tax Return under state, local or foreign law (other than a group the common parent of which was the Company); or (ii) has any liability for the Taxes of any Person (other than the Company, any Company Subsidiary or any Nonprofit Organization) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law) as transferee or successor, by contract or otherwise;

(g) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code;

(h) None of the Company, a Company Subsidiary or any Nonprofit Organization has engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2 (b)(2) or has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.601l-4(b). Each of the Company and the Company Subsidiaries has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code;

(i) No written claim has ever been made by any governmental authority in a jurisdiction where none of the Company nor any of the Company Subsidiaries or Nonprofit Organizations files Tax Returns that it is or may be subject to taxation by that jurisdiction. None of the Company, the Company Subsidiaries or the Nonprofit Organizations has a permanent establishment in any foreign country, as defined by applicable Tax treaty or convention between the United States and such foreign country. None of the Company, the Company Subsidiaries or Nonprofit Organizations has a permanent establishment in any country where it has not filed Tax Returns;

(j) Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement;

(k) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company, the Company Subsidiaries or Nonprofit Organizations;

(l) Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax;

(m) Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of the Company Subsidiaries or Nonprofit Organizations; or

(n) Except as indicated in Section 4.20 of the Company Disclosure Schedule neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Time as a result of: (i) a change in method of accounting occurring prior to the Effective Time; (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Time; (iii) a prepaid amount received, or paid, prior to the Effective Time; or (iv) deferred gains arising prior to the Effective Time.

(o) At no time prior to or following the Effective Time of the Cash Merger will the Company or any of the Company Subsidiaries or Nonprofit Organizations be a party to the making of any election under Section 338 of the Code because of the consummation of such Cash Merger.

4.21 Insurance. All insurance policies maintained by the Company, the Company Subsidiaries and the Nonprofit Organizations are listed in Section 4.21 of the Company Disclosure Schedule. All such insurance policies are in full force and effect, provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid and will remain in full force and effect from and after the Effective Time if the Company pays the necessary premiums. Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations is in material breach or default, and neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any of the insurance policies, other than the actions contemplated by this Agreement. True, correct and complete copies of all insurance policies referenced in this Section 4.21 have been provided to Acquiror.

4.22 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) the Company or any of the Company Subsidiaries or Nonprofit Organizations, on the one hand, and (ii) any other Affiliate of the Company (other than the Company Subsidiaries and the Nonprofit Organizations) or other Persons, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K.

4.23 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company.

4.24 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the transactions contemplated by this Agreement.

4.25 Fairness Opinion. CBIZ Valuation Group, LLC has delivered to the Board of Directors its written opinion that, as of the date of the ANM Agreement, the “Cash Merger Consideration” (as defined in the Prior Merger Agreement) is fair, from a financial point of view, to the holders of Company Common Stock, and the Company has provided Acquiror with a true, complete and correct copy of such opinion.

4.26 Transaction Expenses. Section 4.26 of the Company Disclosure Schedule sets forth the Company’s good faith estimate, as of the date of the Existing Agreement, of the amount of expenses to be paid by the Company through the Effective Time to each of the Company’s legal, tax, financial and other advisors, in each case in connection with this Agreement and the transactions contemplated hereby.

4.27 Vote Required. The Requisite Shareholder Vote is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and to approve the transactions contemplated hereby.

4.28 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

4.29 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV or in any certificate delivered pursuant to this Agreement not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

As of the date of this Agreement, Acquiror hereby represents and warrants to the Company as follows:

5.1 Organization. Acquiror is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or similar power and authority to own, operate or lease its properties and to carry on its business as presently conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

5.2 Authority; Enforceability. Acquiror has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of Acquiror, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

5.3 Non-Contravention. The execution, delivery and performance of this Agreement by Acquiror does not and will not: (a) conflict with or violate Acquiror’s certificate of incorporation or bylaws; (b) assuming that all consents, approvals and authorizations contemplated by Section 5.4 have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to it or by which it or any of their properties are bound; or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which it is a party or by which its or any of its properties are bound, except, in the case of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, and would not reasonably be expected to, prevent, materially delay or materially impede the ability of Acquiror to consummate the transactions contemplated by this Agreement.

5.4 Governmental Consents. The execution, delivery and performance of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) the NMBCA, (d) the DGCL or (e) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, and would not reasonably be expected to, prevent, materially delay or materially impede the ability of Acquiror to consummate the transactions contemplated by this Agreement.

5.5 Operations of Acquiror. Acquiror was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

5.6 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

5.7 No Knowledge of Oil and Gas. As of the date hereof, (i) Acquiror has made no independent investigation with respect to the existence of any oil, gas or other hydrocarbon deposits on or under the Real Property and (ii) except as has been disclosed to Acquiror by the Company, Acquiror has no actual knowledge of the existence of any oil, gas or other hydrocarbon deposits on or under the Real Property.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Conduct of Business Prior to Effective Time. The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except as contemplated by this Agreement or as set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Schedule, or unless Acquiror otherwise agrees (which agreement shall be confirmed in writing), the business of the Company, the Company Subsidiaries and the Nonprofit Organizations, and the use, operation, maintenance and repair of their respective assets, including the Real Property, will be conducted in the Ordinary Course of Business and the Company will use its reasonable best efforts to preserve substantially intact the Company’s business organization, material insurance policies and goodwill, to keep available the services of the Company’s present officers and other key employees and to preserve the Company’s present relationships with suppliers, employees, tenants, licensees and all other Persons with which the Company has significant business relations. Between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, neither the Company, any Company Subsidiary nor any Nonprofit Organization will without the prior written consent of Acquiror (which consent will not be unreasonably withheld or delayed; provided, however, that Acquiror will be entitled to take into account its plans for the Company after the Closing Date in determining whether or not to grant such consent):

(a) purchase, redeem or otherwise acquire its capital stock, or issue, grant, sell, transfer, authorize or encumber any shares of capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, or enter into any agreement, understanding or arrangement with respect to the voting of its capital stock;

(b) (i) increase the compensation payable or to become payable to or fringe benefits of any current or former directors, officers, employees, independent contractors or consultants of the Company, the Company Subsidiaries or the Nonprofit Organizations (collectively, “Company Personnel”), except for increases in salary or wages in the Ordinary Course of Business to employees who are not executive officers or directors or the payment of accrued but unpaid bonuses, (ii) grant new bonuses or grant any severance or termination or transition pay to Company Personnel, (iii) establish, adopt or enter into, amend or terminate any Benefit Plan or any plan, agreement, arrangement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement (except as may be required by applicable Law), (iv) hire, or enter any agreement to hire, any employee on a full-time, part-time (other than temporary employees hired in the Ordinary Course of Business), consulting or other basis for annual compensation in excess of $25,000 or (v) enter into, renew, extend, amend, modify, terminate, cancel, waive, release or assign any employment or independent contractor agreements with any current employees of the Company or any Company Subsidiary or Nonprofit Organization;

(c) (i) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure, management structure or, if applicable, ownership of the Company, any Company Subsidiary or any Nonprofit Organization, (ii) acquire or agree to acquire (by merger, consolidation, acquisition of assets or otherwise) any Person or material assets, or any voting or non-voting equity securities or similar ownership interests in any Person, (iii) split, combine, subdivide or reclassify any shares of any class or series of its capital stock or (iv) declare, set aside, make or pay any dividend or make other distribution payable in cash, stock, property or otherwise to holders of any class or series of its capital stock;

(d) enter into, renew, extend or amend or modify in any material respect or terminate, cancel, waive, release or assign any contract or agreement which is or, if applicable, would be a Material Contract, other than any contract entered into in the Ordinary Course of Business in connection with the development of “The Petroglyphs”; provided that, such contract would not result in sales or Liabilities in excess of $1,000,000 and was competitively bid by at least two third parties;

(e) except as disclosed in the Company’s, the Company Subsidiaries’ and the Nonprofit Organizations’ capital expenditure budgets for the current fiscal year, true, correct and complete copies of which have been provided to Acquiror, commit to any capital expenditures in excess of the Material Amount;

(f) manage the working capital of the Company, the Company Subsidiaries and the Nonprofit Organizations (including, but not limited to, accounts receivable and accounts payable) outside of the Ordinary Course of Business;

(g) make any loans, any advances (other than travel advances to employees in the Ordinary Course of Business) or any capital contributions to, or any investments in, any other Person;

(h) (i) incur or modify Indebtedness owed by the Company, any Company Subsidiary or any Nonprofit Organization, guarantee any Indebtedness of another Person or cancel any Indebtedness or other obligation owed to the Company, any Company Subsidiary or any Nonprofit Organization, (ii) redeem, repurchase, prepay or otherwise acquire any Indebtedness of the Company, any Company Subsidiary or any Nonprofit Organization or (iii) enter into hedging, swap or factoring arrangements or contracts or other similar financing instruments;

(i) amend any provisions of the articles of incorporation or bylaws or other organizational documents of the Company, any Company Subsidiaries or any Nonprofit Organizations;

(j) transfer, lease, license, sublicense, assign, sell, sublease, mortgage, pledge, or otherwise dispose of, in whole or in part, or incur or subject any Encumbrance on, any property or assets, (including, without limitation, any interest in any Real Property), in each case other than in the Ordinary Course of Business, or amend in any material respect, extend or terminate any Real Property Lease;

(k) other than with respect to purchase orders in the Ordinary Course of Business, make any payments in excess of the Material Amount or incur any commitment in excess of the Material Amount;

(l) commence, undertake or engage in any new line of business;

(m) permit any insurance policy or arrangement naming or providing for the Company, any Company Subsidiary or any Nonprofit Organization as a beneficiary or a loss payable payee to lapse, be cancelled or terminated or impaired in any way;

(n) settle, dismiss, compromise, or commence any Action threatened against, relating to or involving the Company, any Company Subsidiary or any Nonprofit Organization in connection with any business, asset or property of the Company, any Company Subsidiary or any Nonprofit Organization, or waive, assign or release any material rights or claims;

(o) enter into any transaction, agreement, arrangement or understanding between (i) the Company, any Company Subsidiary or any Nonprofit Organization, on the one hand, and (ii) any other Affiliate of the Company, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(p) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Cash Merger set forth in Article VII hereof being satisfied or in a violation of any provision of this Agreement;

(q) (i) make any Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any Tax liability, (iii) file any amended Tax Return with respect to any Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any Tax, (vi) surrender any right to claim a material Tax refund or (vi) take any action or enter into any agreement that would jeopardize the Tax exemption of any of the Nonprofit Organizations;

(r) fail to timely satisfy or cause to be timely satisfied all applicable Tax reporting and filing requirements contained in the Code with respect to the transactions contemplated by this Agreement;

(s) make any changes in accounting policies or procedures other than in the Ordinary Course of Business and other than as required by GAAP or a Governmental Authority;

(t) except to the extent necessary to take any actions that the Company, the Company Subsidiaries or the Nonprofit Organizations are otherwise permitted to take pursuant to Section 6.7 (and in such case only in accordance with the terms of Section 6.7), waive any of its rights under, or release any other party from, amend, or fail to enforce its rights under, any standstill provision of any agreement;

(u) fail to timely file any SEC Reports required to be filed pursuant to the Exchange Act prior to the Effective Time; or

(v) enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to take any of the actions described in Sections 6.1(a) through 6.1(v).

6.2. Advice of Changes; Filing. The Company will confer with Acquiror and report on operational matters and other matters as requested by Acquiror. The Company and Acquiror will each promptly provide the other with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

6.3 Shareholders Meeting. As promptly as practicable following the date of this Agreement, the Company, acting through its Board of Directors, and in accordance with applicable Law, will (i) duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement and the transactions contemplated hereby (including any postponements or adjournments thereof, the “Shareholders Meeting”) and (ii) (A) include the Board Recommendation in the Proxy Statement and (B) use its reasonable best efforts to obtain the necessary approval of this Agreement and the transactions contemplated by this Agreement by the shareholders of the Company.

6.4 Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, the Company will, with the assistance and approval of Acquiror, prepare and mail the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”). Acquiror and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, (i) the Company will provide Acquiror with a reasonable opportunity to review and comment on the Proxy Statement and (ii) Acquiror will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. The Company will cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

(b) The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Acquiror agrees that none of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to the Company, any Company Subsidiary or any Nonprofit Organization will be deemed to have been supplied by the Company and information concerning or related to Acquiror will be deemed to have been supplied by Acquiror. If at any time after the date of this Agreement and prior to the date of the Shareholders Meeting any event or circumstances relating to the Company, any Company Subsidiary or any Nonprofit Organization, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company will promptly inform Acquiror and, after consultation with Acquiror, file such amendment or supplement with the SEC. If at any time after the date of this Agreement and prior to the date of the Shareholders Meeting any event or circumstances relating to Acquiror, its officers or directors, should be discovered by Acquiror that should be set forth in an amendment or a supplement to the Proxy Statement, Acquiror will promptly inform the Company and, after consultation with Acquiror, the Company will file such amendment or supplement with the SEC.

(c) The Company will use its reasonable best efforts, after consultation with Acquiror, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Acquiror and the Company agrees to correct any information provided by it for use in the Proxy Statement which will have become false or misleading. The Company will as soon as reasonably practicable notify Acquiror of the receipt of any comments from or other correspondence with the SEC staff with respect to the

Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information (and promptly deliver a copy of such comments, correspondence or request to Acquiror).

6.5 Access to Information. During the period from the execution of this Agreement through the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company will, and will cause each Company Subsidiary and Nonprofit Organization to, afford representatives of Acquiror and its financing sources reasonable access during normal business hours to officers, employees, agents and representatives of the Company, the Company Subsidiaries and the Nonprofit Organizations and to all of their respective properties (including without limitation, access for the purpose of (i) performing any non-intrusive environmental procedures, investigations or studies, or taking other non-intrusive actions related thereto, in connection with obtaining Phase I Environmental Site Assessments for or at the Real Property and (ii) preparing and coordinating programs, objectives and other information related to the integration of the business of the Company with the business of Acquiror and its Affiliates following consummation of the Cash Merger), and will furnish, within a reasonable time, to Acquiror all information (including extracts and copies of books, records, contracts and other documents, including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws) concerning the operations and business of the Company, any Company Subsidiary or any Nonprofit Organization, including access to their respective personnel as Acquiror may reasonably request. In conducting any inspection of any properties of the Company, the Company Subsidiaries or the Nonprofit Organizations, neither Acquiror nor any of its representatives will (A) interfere with the business of the Company, any Company Subsidiary or any Nonprofit Organization conducted at such property, or (B) damage any property or any portion thereof. The Company acknowledges and agrees that Acquiror will be permitted to contact and have discussions with any vendors, suppliers, tenants and subtenants; provided that Acquiror provides the Company with reasonable advance notice of its intention to take any of the foregoing actions and Acquiror agrees to use its reasonable best efforts not to unreasonably interfere with the business of the Company, any Company Subsidiary or any Nonprofit Organization in taking any of the foregoing actions. The Company and Acquiror will each promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

6.6 Confidentiality. (a) All information relating to the Company, the Company Subsidiaries and the Nonprofit Organizations that is obtained by Acquiror pursuant to this Agreement or in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby and (b) all information relating to Acquiror and its Affiliates and financing sources that is obtained by the Company pursuant to this Agreement or in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, will constitute “Confidential Information.” Confidential Information of the other parties to this Agreement may be used or disclosed by the recipient only in connection with this Agreement and each party agrees to protect the confidentiality of the Confidential Information of the other parties in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind and sensitivity, but in no event will less than reasonable care be exercised. The Company and Acquiror agree that all terms and conditions of this Agreement shall be treated as confidential and shall not be disclosed without the other party’s prior written consent, except as required in connection with the Proxy Statement or otherwise by applicable Law or a Governmental Authority. Confidential Information shall not include information that: (i) was in the recipient’s possession prior to being furnished by the disclosing party; (ii) is or becomes publicly available through no breach of the terms of this Agreement by the recipient; (iii) is received by the recipient from a third party who, to the recipient’s knowledge, was not thereby in breach of any confidentiality obligation; or (iv) is independently developed by the recipient without use of the disclosing party’s confidential or proprietary information. In the event any party receives a subpoena or other validly issued administrative or judicial process requesting any portion of the Confidential Information of any other party, it shall provide prompt notice to the other of such receipt and tender to it defense of such demand. Unless the demand shall have been timely limited, quashed or extended, the party receiving the subpoena shall thereafter be entitled to comply with such subpoena or other process to the extent permitted by law. If requested by the disclosing party, the recipient shall cooperate (at the disclosing party’s expense) in the defense of a demand.

6.7 Acquisition Proposals.

(a) The Company agrees that, except as otherwise permitted in this Section 6.7, (i) it and its officers and directors will not, (ii) the Company Subsidiaries and the Company Subsidiaries’ officers and directors will not, and (iii) its and the Company Subsidiaries’ investment bankers, financial advisors, attorneys, accountants, employees, consultants or other agents, advisors or representatives (collectively, “Representatives”) will not, (A) directly or indirectly, initiate, solicit, cause, encourage or otherwise knowingly facilitate any inquiries or the making, submission or reaffirmation of any proposal or offer with respect to a tender offer or exchange offer, proxy solicitation, merger, reorganization, share exchange, recapitalization, liquidation, dissolution, consolidation, business combination or other similar transaction involving the Company and/or the Company Subsidiaries or any proposal or offer to acquire in any manner an equity or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any Company Subsidiary, in each case other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or (B) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal. The Company will promptly take the steps necessary to inform the Persons set forth in clauses (i), (ii) and (iii) of the foregoing sentence of the obligations undertaken in this Section 6.7, and the Company agrees that it will be responsible for any breach of this Section 6.7 by those Persons. Subject to Section 6.7(b), neither the Company nor its Board of Directors or any committee thereof will approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, or any other agreement, arrangement or understanding relating in any respect to an Acquisition Proposal or propose or agree to do any of the foregoing. Notwithstanding the foregoing, nothing contained in this Agreement will prevent the Company or the Board of Directors from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to an Acquisition Proposal (provided that neither the Company nor its Board of Directors may recommend any Acquisition Proposal unless permitted by Section 6.7 (b) below and the Company may not fail to make or withdraw, modify or change in a manner adverse to Acquiror all or any portion of the Board Recommendation, and provided further that, notwithstanding anything herein to the contrary, any “stop-look-and-listen” communication by the Company or its Board of Directors to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the shareholders of the Company in connection with the making or amendment of a tender offer or exchange offer containing the substance of a “stop-look-and-listen” communication pursuant to such Rule 14d-9(f)) will not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Acquiror of, all or a portion of the Company Board Recommendation), or (ii) prior to the approval of this Agreement by the Company’s shareholders in accordance with this Agreement, (A) providing access to its properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in Section 6.6 (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) or (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to taking any of the actions set forth in clauses (A) or (B) of clause (ii), (x) the Board of Directors will have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable Law and (y) the Company will have informed Acquiror promptly following (and in no event later than 24 hours after) the taking by it of any such action.

A “Superior Proposal” means a bona fide written Acquisition Proposal that, after taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person or Persons making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and conditions of this Agreement proposed in writing by Acquiror in response to such Acquisition Proposal) and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed. The Company will promptly inform the Persons set forth in clauses (i), (ii) and (iii) of the first sentence of this Section 6.7(a) of the obligations undertaken in this Section 6.7.

(b) Notwithstanding anything in this Section 6.7 to the contrary, if, at any time prior to the approval of this Agreement by the Company’s shareholders in accordance with this Agreement, the Board of Directors determines in good faith, after consultation with and receipt of advice from its financial advisors and legal counsel, in response to a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 6.7(a), that such Acquisition Proposal is a Superior Proposal and that terminating this Agreement to accept such Superior Proposal and/or recommending such Superior Proposal to the shareholders of the Company is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable Law, the Company may terminate this Agreement and/or its Board of Directors may recommend such Superior Proposal to its shareholders, as applicable; provided, however, that the Company will not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence will be void and of no force or effect, unless concurrently with such termination pursuant to this Section 6.7(b) the Company pays to Acquiror the termination amounts payable pursuant to Sections 8.2(b) and 8.2(c); and provided, further, that the Company will not exercise its right to terminate this Agreement and the Board of Directors will not recommend a Superior Proposal to its shareholders pursuant to this Section 6.7(b) unless the Company will have delivered to Acquiror a prior written notice advising Acquiror that the Company or its Board of Directors intends to take such action with respect to a Superior Proposal, specifying in reasonable detail the material terms and conditions of the Superior Proposal, such notice to be delivered not less than four (4) Business Days prior to the time the action is taken, and, during such four (4) Business Day period, the Company and its advisors will negotiate in good faith with Acquiror to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, in which case this Agreement will remain in full force and effect and the Company will reject such Acquisition Proposal. For avoidance of doubt, the Company acknowledges and agrees that it will not have the right to terminate this Agreement pursuant to this Section 6.7(b) after the Shareholders Meeting (or any postponement or adjournment thereof) if, at the Shareholders Meeting, the Requisite Shareholder Vote is obtained to approve this Agreement.

(c) The Company agrees that (i) it will, and will cause each Company Subsidiary and its and their Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and (ii) except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to this Section 6.7 (and in such case only in accordance with the terms of this Section 6.7), it will not release any Person from, or waive any provisions of, any confidentiality or standstill agreement to which it or any Company Subsidiary is a party with respect to any Acquisition Proposal. The Company will also, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the twelve months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information or data heretofore furnished to any Person by or on behalf of the Company, any Company Subsidiaries or any Nonprofit Organizations.

(d) The Company will promptly (and in no event later than 24 hours after receipt of an Acquisition Proposal) notify Acquiror (which notice will be provided orally and in writing and will identify any Person making an Acquisition Proposal and set forth in reasonable detail its material terms and conditions) of the Company’s receipt of an Acquisition Proposal after the date hereof, or if any nonpublic information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it, any

Company Subsidiary or any of its or any Company Subsidiary’s Representatives and thereafter will keep Acquiror informed, on a current basis, of the status and material terms and conditions of any proposals or offers. The Company will make available to Acquiror (to the extent it has not previously done so) all nonpublic information made available to any Person making an Acquisition Proposal after the date hereof at substantially the same time as it provides it to such other Person.

6.8 Further Action; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or applicable agreement to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form for Certain Mergers and Acquisitions pursuant to the HSR Act and to make other required filings pursuant to other Antitrust Laws with respect to the transactions contemplated by this Agreement, if and to the extent that the parties determine any such filings are required, as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws as soon as practicable.

(b) Acquiror and the Company will, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and thereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or other Person or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby and thereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby and thereby, each of Acquiror and the Company will use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prohibit or materially impair or delay the consummation of the transactions contemplated hereby and thereby; provided, however, that neither Acquiror nor any of its shareholders or Affiliates will be obligated to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or agree to sell, hold separate or otherwise dispose of or conduct its business. Without excluding other possibilities, the transactions contemplated by this Agreement will be deemed to be materially delayed if unresolved objections or suits under any Antitrust Law delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby and thereby beyond the Termination Date.

(d) Subject to the obligations under Section 6.8(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging any transaction contemplated by this Agreement or any other agreement contemplated hereby, (i) each of Acquiror and the Company will cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) each of Acquiror and the Company will use its respective reasonable best efforts to defend, at its own cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 will limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1 (c) so long as such party has up to then complied in all material respects with its obligations under this Section 6.8.

6.9 Resignations. At or prior to the Closing Date, the Company will cause to be delivered to Acquiror duly signed resignations, effective as of the Effective Time, of the directors and officers (other than the officers listed in Section 2.6 of the Company Disclosure Schedule) of the Company, the Company Subsidiaries and the Nonprofit Organizations and will take such other action as is necessary to accomplish the foregoing.

6.10 Directors’ and Officers’ Liability Insurance; Continued Indemnity. Prior to the Closing Date, the Company will fully pay the applicable premiums to renew, increase and/or extend the Company’s existing directors’ and officers’ liability insurance policy or policies (or purchase a “run off” policy) (the “Policies”) to provide continuing liability coverage to the directors and officers of the Company immediately prior to the Effective Time for claims made against such officers and/or directors for actions taken by or omitted to be taken by them prior to the Closing Date (a) for a period of six years following the Closing Date and (b) with a maximum amount of at least $10,000,000. Acquiror acknowledges and agrees that, regardless of whether the Closing occurs, the Company (or the Surviving Corporation) shall indemnify the directors and officers of the Company who served the Company in that capacity at any time after September 30, 2005 to the extent described in the indemnification provisions set forth in the amended and restated bylaws of the Surviving Corporation in the form attached hereto as Exhibit B. Acquiror further acknowledges and agrees that the Company (or the Surviving Corporation) shall, to the extent permitted by applicable Law, honor a prior determination made under the Company bylaws in effect as of September 30, 2005, that advancement of litigation defense expenses and indemnification of the current directors and officers is proper.

6.11 Public Announcements. Each of the Company and Acquiror agrees that no public release or announcement concerning the transactions contemplated by this Agreement will be issued by any party without the prior written consent of the Company and Acquiror (which consent will not be unreasonably withheld or delayed), except as such release or announcement may be required by Law, in which case the party required to make the release or announcement will use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.12 Cooperation; Financial Data.

(a) The Company will, and will cause its Subsidiaries to, cooperate reasonably and in good faith, at Acquiror’s request and expense, in providing documentation, participating in meetings, answering questions and otherwise providing information about the Company and its assets, employees, history and business and such other information or cooperation as may be reasonably requested by Acquiror from time to time after the date of this Agreement in order to help facilitate: (i) obtaining of any required governmental approvals to consummate the Cash Merger; (ii) implementation of Acquiror’s desired post-Closing organizational structure for the Company; (iii) planning for the continued post-Closing operation of the Company’s business; (iv) financing arrangements related to the Cash Merger or the post-Closing operation of the Company’s business; and (v) such other events or circumstances for which the Company’s and the Subsidiaries’ cooperation would be helpful and for which Acquiror reasonably requests such cooperation.

(b) As soon as practicable, but in any event no later than 10 business days after each calendar month-end following the date of this Agreement that occurs prior to the Effective Time, the Company will deliver to Acquiror a copy of the Company’s internal operating balance sheet and internal profit and loss statement (prepared in form and substance on a basis consistent with past practice).

6.13 Nonprofit Organizations.

(a) In connection with the Cash Merger, at the Effective Time, the Surviving Corporation will assume control of the boards of directors of the Nonprofit Organizations. Acquiror has agreed that the Surviving Corporation shall do so as an accommodation to the Company and in acknowledgment of the ancestral heritage of the Company’s shareholders and the history of the Atrisco Land Grant and the Real Property. Acquiror will cause the Surviving Corporation to continue to operate the Nonprofit Organizations as nonprofit organizations in keeping with their charitable or other exempt purposes. The parties acknowledge and agree that no part of the Cash Merger Consideration is intended to be, or will be construed as or accounted for as, payment or consideration for any of the assets of the Nonprofit Organizations.

(b) From and after the Effective Time, Acquiror will cause the Surviving Corporation to continuously maintain, preserve and operate the Nonprofit Organizations and their respective assets and operations, including without limitation the Santa Clara Cemetery, the San Jose de Armijo Cemetery, the Evangelico Cemetery (collectively, the “Cemeteries”) and the church known as La Capillita Antigua, San Jose de Ranchos de Atrisco (the “Church”), all of which are located on the Real Property, in a respectful manner consistent with the Company’s past practices. Without limiting the foregoing, Acquiror will cause the Surviving Corporation to honor all historical and hereditary rights and privileges of Atrisco Land Grant heirs, their families and others in the Atrisco community with respect to burial in the Cemeteries. Acquiror may, in its discretion, cause the Surviving Corporation to reorganize or restructure the Nonprofit Organizations and their assets in order to operate them more efficiently or effectively, provided such restructuring or reorganization does not result in the disturbance of the Cemeteries (including access thereto) or disruption in the operation or maintenance of the Cemeteries or the Church. Additionally, Acquiror may, in its discretion, cause the Surviving Corporation to create one or more new nonprofit organizations or establish one or more trusts or other appropriate entities and endow such entities with sufficient assets so as to provide for their continued operation; provided, that any such arrangement must be adequate to provide reasonable assurance of continuing compliance with Acquiror’s obligations pursuant to this Section 6.13. Notwithstanding anything to the contrary in this Section 6.13(b), the Surviving Corporation will be obligated to fund the Cemeteries and the Church only to the extent that the Cemeteries and the Church do not receive sufficient funds to operate from their normal operating revenues or contributions from other sources.

(c) In the event that the Surviving Corporation is sold (through a stock or asset sale) or merged with or into another Person in a transaction in which the Surviving Corporation is not the survivor, the Surviving Corporation will use commercially reasonable efforts to ensure that the acquiring Person continues to honor Acquiror’s and the Surviving Corporation’s commitments pursuant to this Section 6.13, or to make other arrangements reasonably designed to ensure such ongoing performance.

6.14 Employees. Except for any officers of the Company immediately prior to the Effective Time who are not identified in Section 2.7 of the Company Disclosure Schedule or who otherwise resign from the Company, Acquiror will cause the Surviving Corporation to continue to employ all employees of the Company, the Company Subsidiaries and the Nonprofit Organizations at their current compensation and benefit levels (as of the date of this Agreement) for a period of not less than six months following the Effective Time, subject to the Surviving Corporation’s right to terminate any such employees for cause during such six month period.

6.15 Title and Title Insurance.

(a) The Company shall request the Title Insurer to deliver to Acquiror a current Commitment for Title Insurance or a Preliminary Title Report, together with legible copies of all documents referred to therein

(collectively, the “Title Report”) from the Title Insurer. The Title Report shall show the status of title to the Real Property as of the date of the Title Report and shall list the Company as the proposed insured.

(b) The Company, at Acquiror’s expense, shall cause Title Insurer to provide the Company with an ALTA owner’s comprehensive policy of title insurance, including owner’s comprehensive endorsements in the form of NM56 (as to unimproved land) and NM57 (as to improved land) and a non-imputation endorsement in the form of NM28 (collectively, the “Owner’s Title Policy”) at the Closing Date or as soon thereafter as is reasonably possible, provided, however, that if the Owner’s Title Policy is not delivered at Closing, Title Insurer will, at Closing, deliver an unconditional commitment to issue the Owner’s Title Policy and a pro forma title policy. The Company will cooperate with Acquiror and the Title Insurer with respect to executing and delivering any affidavits or other documents or certificates required by the Title Insurer as a condition precedent to its issuance of the Owner’s Title Policy. The Owner’s Title Policy shall be issued by the Title Insurer in the amount not less than $210,000,000.00, effective as of the Closing Date, and shall insure the Company that fee simple title to the Real Property is vested in the Company, subject only to: (i) the usual printed exceptions and exclusions contained in such title insurance policies; and (ii) the exceptions to title approved in writing by Acquiror.

6.16 Further Action. Each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement, including a written instruction letter to the Paying Agent to proceed with the actions required by this Agreement.

6.17 Creation and Funding of Trust for Charitable Programs. The parties further agree that, prior to the Effective Time, a charitable trust shall be formed by the Company in accordance with law and subject to the terms of this Agreement to promote and preserve the ancestral and cultural heritage of the Company’s shareholders and the history of the Atrisco Land Grant and the Real Property and to otherwise serve the local community (the “Trust”). The Trust will be organized substantially in the form attached hereto as Exhibit C. The Surviving Corporation will distribute to the Trust (i) 100% of the royalties, if any, received by the Surviving Corporation under any oil and gas leases to which Westland is a party as of the Effective Time and (ii) 50% of the royalties, if any, received by the Surviving Corporation under any oil and gas leases entered into by the Surviving Corporation after the Effective Time, provided that the parties acknowledge that the Surviving Corporation shall have the exclusive right to determine, in its sole discretion, whether to extend the currently existing term of any oil or gas lease or enter into any new lease. In addition, the Surviving Corporation will commit to donate $1,000,000 per year for 100 years following the Effective Date (an aggregate of $100,000,000) to support the establishment and operation of the Trust. On the Closing Date, Acquiror shall deposit with an escrow agent reasonably acceptable to the Company, for the benefit of the Trust pending its formation and the occurrence of the Effective Time, $1,000,000, representing the first annual contribution by the Surviving Corporation to the Trust.

6.18 Fairness Opinion. As promptly as practicable following the execution of this Agreement, the Company will deliver to Acquiror a written opinion from CBIZ Valuation Group, LLC confirming that, as of the date of this Agreement, the Cash Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock. The Company will provide a copy of such opinion to Acquiror promptly upon receipt thereof.

ARTICLE VII

CONDITIONS PRECEDENT TO CASH MERGER

7.1 Mutual Conditions to Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing, of each of the following conditions:

(a) This Agreement will have been approved by the shareholders of the Company by the Requisite Shareholder Vote in accordance with the Company’s articles of incorporation, bylaws and the NMBCA;

(b) No Law which prohibits, restrains or enjoins the consummation of the transactions contemplated by this Agreement will have been enacted, entered, promulgated or enforced by any United States federal or state Governmental Authority, unless failing to comply with such Law would not, individually or in the aggregate, reasonably be expected to either result in a Material Adverse Effect or lead to the criminal prosecution of any officer or director of Acquiror, the Company or their respective Affiliates; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8;

(c) No action, suit or proceeding instituted by any United States federal or state Governmental Authority will be pending seeking to prohibit, restrain or enjoin or challenging the consummation of the transactions contemplated by this Agreement, unless any such action, suit or proceeding would not, individually or in the aggregate, reasonably be expected to either result in a Material Adverse Effect or lead to the criminal prosecution of any officer or director of Acquiror, the Company, or their respective Affiliates; and

(d) (i) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act will have been terminated or will have expired and (ii) all other required approvals pursuant to any Antitrust Law of any Governmental Authority will have been obtained or waiting periods thereunder will have been terminated or will have expired, unless if failure to obtain such approval or failure of such waiting period to terminate or expire would not, individually or in the aggregate, reasonably be expected to either result in a Material Adverse Effect or lead to the criminal prosecution of any officer of director of Acquiror, the Company, or their respective Affiliates.

7.2 Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate the transactions contemplated by this Agreement will be further subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of the Company set forth in Article IV will be true, complete and correct in all material respects (without regard to any materiality or Material Adverse Effect qualifiers) as of the date of the Existing Merger Agreement and as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty will be true, complete and correct as of such specific date);

(b) The Company will have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time;

(c) The Company will have delivered to Acquiror its audited annual financial statements (or if audited financial statements are not available, unaudited financial statements, provided such unaudited financial statements have undergone at least a review by the Company’s independent auditors) for all annual accounting periods ended after the Balance Sheet Date containing an unqualified opinion by its independent auditors that is not modified in any way by an explanatory paragraph relating to the consistency of the application of accounting principles, ability to continue as a going concern or for any other matter.

(d) There will not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(e) The Dissenting Shares will not constitute more than ten percent (10%) of the issued and outstanding Shares;

(f) Each of the key employees of the Company identified in Section 7.2(f) of the Company Disclosure Schedule (each, a “Key Employee”) will continue to be employed in the position set forth opposite such Person’s name in Section 7.2(f) of the Company Disclosure Schedule, unless, in each case, such Key Employee will no longer be so employed as a result of (i) death or disability or (ii) termination by the Company for cause; provided, however, that, except as provided in Section 6.14, nothing in this Agreement will be construed as being or creating an obligation of Acquiror or the Company, as the Surviving Corporation in the Cash Merger, to continue the employment of any such Key Employee following the Closing; and

(g) Acquiror will have received the formal resignation of each person serving as a director of the Company effective at the Effective Time.

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement will be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) The representations and warranties of Acquiror set forth in this Agreement will be true and correct in all material respects, in each case as of the date of the date of this Agreement and as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty will be true and correct in all material respects as of such specified date); and

(b) Acquiror will have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination before Effective Time. As set forth below, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to or on the Effective Time notwithstanding approval thereof by the shareholders of the Company:

(a) by mutual written consent of each party hereto;

(b) by any party hereto if any United States federal or state Governmental Authority will have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or will have become final and nonappealable;

(c) by any party if the Effective Time has not occurred on or before the earlier of (i) July 15, 2006 or (ii) the date on which the conditions to such party’s obligations as set forth in Article VII become incapable of being satisfied, unless such condition is waived by such party (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to the party seeking to terminate if the failure of the Effective Time to occur on or before the Termination Date is the result of such party’s breach of any representation or covenant contained in this Agreement or the failure of such party to use its reasonable efforts to satisfy the conditions precedent to the obligation of the other party to consummate the transactions contemplated by this Agreement; provided, further, however, that if the Shareholders Meeting has not occurred by the Termination Date, then either party (so long as such party is not in breach of this Agreement) may elect to extend the Termination Date in order to provide for the holding of the Shareholders Meeting, but in no event shall the Termination Date be extended past August 31, 2006; provided, further, however, that the Termination Date will be extended for a period of time equal to the effectiveness of any temporary injunction issued by any Governmental Authority with respect to the holding of the Shareholders Meeting or the consummation of the transactions contemplated by this Agreement;

(d) by the Company (i) if there will have been a failure of any condition to the Company’s obligations set forth in Section 7.3 (and such condition has not been waived by the Company) or a material breach of any material representation, warranty, covenant or agreement on the part of Acquiror contained in this Agreement, or if any such representation or warranty will have become untrue or inaccurate, such that (A) the conditions set forth in Sections 7.3(a) or 7.3(b) would not be capable of being satisfied and (B) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, will not have been cured prior to the earlier of (1) 30 Business Days following notice of such breach and (2) the Termination Date; provided that the Company will not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any such representation or warranty will have become materially untrue or inaccurate, or (ii) prior to the adoption and approval of this Agreement by the shareholders of the Company, in accordance with, and subject to the terms and conditions of, Section 6.7(b);

(e) by Acquiror (i) if there will have been a failure of any condition to Acquiror’s obligations set forth in Section 7.2 (and such condition has not been waived by Acquiror) or the breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or if any such representation or warranty will have become untrue or inaccurate, such that (A) the condition set forth in Sections 7.2(a) would not be capable of being satisfied and (B) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, will not have been cured prior to the earlier of (1) 30 Business Days following notice of such breach and (2) the Termination Date or (B) the condition set forth in Section 7.2(b), would not be capable of being satisfied and such breach is not capable of being cured or, if reasonably capable of being cured, will not have been cured prior to the earlier of (i) 30 Business Days following notice of such breach and (2) the Termination Date; provided that with respect to clause (A) or (B), the amount of damages reasonably suffered by Acquiror as a result any such breach following any cure efforts would exceed $500,000; provided that Acquiror will not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Acquiror is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any such representation or warranty will have become untrue or inaccurate, or (ii) if the Board of Directors (A) will have withdrawn, modified or changed (it being understood and agreed that any “stop-look-and-listen” communication by the Board of Directors to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the shareholders of the Company in connection with the commencement of a tender offer or exchange offer containing the substance of a “stop-look-and-listen” communication pursuant to Rule 14d-9(f), will not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement) in a manner adverse to Acquiror its approval or recommendation of the transactions contemplated by this Agreement, or will have resolved to effect any of the foregoing, or (B) will have recommended to the shareholders of the Company an Acquisition Proposal other than the transactions contemplated hereunder, or will have resolved to effect any of the foregoing;

(f) by any party if, upon a vote thereon at the Shareholders Meeting or any postponement or adjournment thereof, this Agreement will not have been approved by the Requisite Shareholder Vote.

8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of any party hereto, except with respect to Section 6.6, this Section 8.2, Section 8.3 and Article IX, which will survive such termination; provided, however, that nothing herein will relieve any party from liability for any willful and material breach hereof.

(b) In the event that this Agreement is terminated pursuant to Section 8.1(a), 8.1(b), 8.1(c), 8.1(d)(ii), 8.1(e) or 8.1(f), Acquiror will be entitled to the return of the full amount of the Deposit paid pursuant to

Section 2.1, together with all interest accrued thereon. In the event this Agreement is terminated pursuant to Section 8.1(a), 8.1(b), 8.1(d)(ii) or 8.1(e)(ii) or by the Company pursuant to Section 8.1(c), the Company shall pay to Acquiror the full amount of the ANM Termination Fee paid by Acquiror pursuant to Section 2.1. If this Agreement is terminated pursuant to Section 8.1(d)(i), the Company will be entitled to be paid the full amount of the Deposit, together with all interest accrued thereon, as liquidated damages and its sole and exclusive remedy for any breach or liability of Acquiror under this Agreement, it being acknowledged that such amount is intended as a reasonable estimate of the Company’s damages in such event, and is not intended as a penalty. Acquiror will instruct the Paying Agent to wire the Deposit, together with all interest accrued thereon, in immediately available funds, to Acquiror or the Company, as applicable, in accordance with this Section 8.2(b), as promptly as practicable (but in any event within two Business Days) after termination of this Agreement.

(c) In addition, in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Acquiror pursuant to Section 8.1(e)(i)(B) or (e)(ii), then the Company will promptly pay Acquiror the sum of $10,000,000 as liquidated damages in addition to the return of its Deposit and the amounts payable pursuant to Section 8.2(b). In the event this Agreement is terminated by Acquiror pursuant to Section 8.1(e)(i)(A) as a result of the Company’s intentional or willful breach after the date of this Agreement of its representations and warranties, then the Company will promptly pay Acquiror the sum of $5,000,000 as liquidated damages in addition to the return of its Deposit. In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(i), then Acquiror will promptly pay the Company the sum of $5,000,000 as liquidated damages, which payment may be satisfied by the release of the Deposit by the escrow agent holding said Deposit to the Company, as provided in Section 8.2(b) above. The parties agree that the foregoing amounts are reasonable estimates of their respective damages in the applicable circumstances and that such amounts are not intended as, and do not, constitute penalties. The Company or Acquiror, as and to the extent applicable, will pay the amounts owed under this Section 8.2(c) to the other party as promptly as practicable (but in any event within two Business Days) after termination of this Agreement pursuant to Section 8.1(d)(i) or (d)(ii) or Section 8.1(e)(i) or (ii) payable by wire transfer of immediately available funds.

(d) The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties hereto would enter into this Agreement; accordingly, if a party fails to timely pay any amount required to be paid by it pursuant to this Section 8.2 (such party, the “Payor”), and, in order to obtain the payment, the party entitled to receive such payment pursuant to this Section 8.2 (such other party, the “Payee”) commences a suit which results in a judgment against the Payor for the payment set forth in this Section 8.2, the Payor will pay to Payee its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with this suit, together with interest on the amount due from each date for payment until the date of the payment at the prime rate (as published in The Wall Street Journal on the date the payment was required to be made) plus one percentage point.

8.3 Expenses. Except as otherwise specifically provided in this Agreement, each party will bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided that Acquiror shall be exclusively responsible for all filing fees in connection with filings to be made, if any, under the HSR Act. Notwithstanding the foregoing, Acquiror will promptly (and in any event within two Business Days after the date hereof) reimburse the Company for all Company Expenses (as defined below) upon Acquior’s receipt of documentation reasonably acceptable to Acquiror evidencing the Company’s payment of such Company Expenses. For purposes of this Agreement, “Company Expenses” includes reasonable legal, financial advisor, fairness opinion, appraisal, due diligence, Board attendance fees, directors’ and officers’ liability insurance premiums, accounting, proxy solicitor, SEC and other reasonable out-of-pocket fees and expenses incurred by the Company prior to termination of this Agreement in connection with the transactions contemplated by the ANM Merger Agreement and this Agreement, not to exceed $3.0 million in the aggregate. For the avoidance of doubt, “Company Expenses” shall include, without limitation, (i) any legal fees and expenses incurred in connection with the defense of the Company or any of its directors and officers for which the Company is responsible in connection with of any related shareholder litigation, but not any amounts paid in settlement thereof, and (ii) all expenses related to the solicitation, counting and certification of proxies, but shall not include any fees and expenses incurred by the Company in connection with its consideration of any Acquisition Proposal made after the date of this Agreement. If this Agreement is terminated by the Company pursuant to Section 8.1(c) or 8.1(d)(ii) or by Acquiror pursuant to Section 8.1(e)(i) or (e)(ii), the Company shall pay (without duplication) to Acquiror the aggregate amount of any Company Expenses actually paid by Acquiror pursuant to this Section 8.3, as liquidated damages in addition to the amounts payable pursuant to Section 8.2. The parties agree that the foregoing amounts are reasonable estimates of their respective damages in the applicable circumstances and that such amounts are not intended as, and do not, constitute penalties. The Company will pay the amount owed under this Section 8.3 to Acquiror as promptly as practicable (but in any event within two Business Days after termination of this Agreement).

8.4 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and (b) this Article IX.

9.2 Materiality; Company Disclosure Schedule. As used in this Agreement, unless the context would require otherwise, the terms “material” or “material to the Company” and the concept of the “material” nature of an effect upon the Company will be measured relative to the entire business of the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole.

9.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail (in either case with electronic confirmation of receipt) at the facsimile telephone number or email address specified in this Section 9.3 prior to 5:00 p.m. (Albuquerque, New Mexico time) on a Business Day; (b) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail (in either case with electronic confirmation of receipt) at the facsimile telephone number or email address specified in this Section 9.3 later than 5:00 p.m. (Albuquerque, New Mexico time) on any date and earlier than 11:59 p.m. (Albuquerque, New Mexico time) on such date; (c) the Business Day after dispatch for overnight delivery, if sent by a nationally recognized overnight courier service; or (d) actual receipt by the party to whom such notice is required to be given. The address for such notices and communications will be as follows:

If to the Company:

Westland Development Co., Inc.

401 Coors Boulevard, NW

Albuquerque, New Mexico 87121

Fax: (505) 831-4865

Email: bpage@westlandnm.com

Attention: Barbara Page, President

with a copy to:

Westland Development Co., Inc.

401 Coors Boulevard, NW

Albuquerque, New Mexico 87121

Fax: (505) 831-4865

Email: rsimon7@aol.com

Attention: Robert S. Simon, Esq.

if to Acquiror, to:

SHNM Acquisition Corp.

c/o Sedora Holdings, LLC

4730 S. Fort Apache Road, Suite 300

Las Vegas, Nevada 89147

Fax: (702) 873-5129

Email: fchin@rhodeshomes.com

Attention: Frederick Chin, Chief Operating Officer

with a copy to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, California 90067

Fax: (310) 552-7038

Email: mlahive@gibsondunn.com

Attention: Mark S. Lahive, Esq.

9.4 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.5 Entire Agreement. This Agreement and the Company Disclosure Schedule constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

9.6 Assignment. This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties (which consent may be granted or withheld in the sole discretion of such other party), except that the Agreement may be assigned (in whole but not in part) (a) to an Affiliate of a party hereto or (b) by Acquiror to any of its Affiliates or their respective financing sources; provided that the party making such assignment will not be released from its obligations hereunder. Any attempted assignment in violation of this Section 9.6 will be void.

9.7 No Third Party Beneficiaries. Except for Section 6.10, this Agreement will be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Governing Law. This Agreement and the legal relations between the parties will be governed by, and construed in accordance with, the laws of the State of Delaware, except to the extent the laws of the State of New Mexico are required to apply to the Cash Merger (without giving effect to choice of law principles thereof).

9.9 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court sitting in Albuquerque, New Mexico, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal and state courts sitting in Albuquerque, New Mexico in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal and state courts sitting in Albuquerque, New Mexico and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.3.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and by facsimile signature, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

9.11 Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

9.12 Knowledge. As used throughout this Agreement, the term “knowledge” (and its variation, “know”) means the actual awareness of a particular fact or circumstance and the awareness of a fact or circumstance that a prudent individual could reasonably be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation and due inquiry concerning the fact or circumstance. In all instances, “knowledge” of the Company, the Company Subsidiaries and/or the Nonprofit Organizations shall be deemed to include, without limitation, the collective knowledge of all of the directors and officers of the Company.

[signature page follows]

IN WITNESS WHEREOF, the Company and Acquiror have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WESTLAND DEVELOPMENT CO., INC.

By:
Name:
Title:

SHNM ACQUISITION CORP.

By:
Name:
Title:

Signature Page to Agreement and Plan of Merger

Exhibit A

Restated

Articles of Incorporation

of

Westland Development Co., Inc.

Westland Development Co., Inc. (NMPRC #3179900) adopts the following Restated Articles of Incorporation under the New Mexico Business Corporation Act:

Article I: The name of this corporation shall be Westland Development Co., Inc.

Article II: The period of this corporation’s existence shall be in perpetuity.

Article III: This corporation shall have all of the powers granted to business corporations by the New Mexico Business Corporation Act (Sections 53-1 through 53-18 NMSA 1978).

Article IV: The corporation has authority to issue 1,000 shares of common stock. The board of directors may divide any or all classes into series, and may fix and determine the designations, preferences, privileges and voting powers, and the restrictions and qualifications thereof, of the shares of each series so established.

Article V: The corporation shall indemnify each of its directors, officers, employees, and agents to the fullest extent permissible under NMSA Section 53-11-4.1l; provided, however, that such indemnification shall only be available with respect to facts, events or circumstances arising or occurring after the effective date of these Restated Articles of Incorporation. Subject to the proviso in the preceding sentence, indemnification of directors and officers shall be mandatory in all circumstances in which indemnification is permitted by law.

Article VI: To the fullest extent permitted by the New Mexico Statutes as in effect from time to time, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director on or after the effective date of these Restated Articles of Incorporation. Any repeal or modification of this article shall not increase the liability of a director of the corporation arising out of acts or omissions occurring before the repeal or modification becomes effective.

Article VII: The board of directors may, from time to time, make distributions to shareholders that do not violate the provisions of NMSA Section 53-11-44, in cash or property.

These Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as amended, and supersede the original Articles of Incorporation and all previous amendments.

Executed                     , 2006.

Westland Development Co., Inc.

By:

Sedora Holdings, LLC

By:

Exhibit B

Amended and Restated

Bylaws

of

Westland Development Co., Inc.

(As Adopted                     , 2006)

Section 1

Offices, Corporate Seal, and Share Certificates

1.1 Offices. The corporation shall maintain a principal office in New Mexico. The corporation may maintain offices and transact business at any place designated by the board of directors.

1.2 Corporate Seal. A corporate seal is not required on any instrument executed for the corporation. If a corporate seal is used, it shall be a circle having on its circumference the words “Corporate Seal.”

1.3 Certificates for Shares. Certificates representing the shares of the corporation shall be in such form as shall be determined by the board of directors. Such certificates shall be signed by any officer of the corporation.

1.4 Transfer of Shares. Shares of stock of the corporation shall be transferable on the books of the corporation only by the holder of record in person or by a duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares.

1.5 Lost Certificates. If any certificate for shares of the corporation is lost, stolen, or destroyed, the board of directors of the corporation may authorize the issuance of a replacement certificate on such terms and conditions as the board may require, including provision for indemnification of the corporation secured by a bond or other adequate security sufficient to protect the corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of the certificate or the issuance of the replacement certificate.

Section 2

Shareholders

2.1 Annual Meetings. The corporation shall hold annual meetings of shareholders as designated by the board of directors. At the annual meeting shareholders shall elect a board of directors and may transact any other business properly brought before the meeting.

2.2 Special Meetings. The president may and the president or secretary shall, on written request of a majority of the board of directors or of shareholders owning not fewer than one-third of the outstanding voting shares of the corporation, call special meetings of the shareholders, for any purpose or purposes unless otherwise prescribed by statute. The written request and the notice of the special meeting shall state the purposes of the meeting and the business transacted at the meeting shall be limited to the purposes stated in the notice.

2.3 Time and Place of Meetings. The board of directors, the president, or the secretary shall fix the time and place of all meetings of shareholders.

2.4 Voting. Subject to the articles of incorporation and the requirement for cumulative voting for the election of directors, each shareholder is entitled to one vote, in person or by proxy, for each voting share held. Shareholders entitled to vote at the meeting shall be determined as of 4 p.m. on the business day before notice of the meeting is sent. No proxy shall be voted or acted upon after eleven months from its date, unless the proxy provides for a longer period.

2.5 Notice of Meetings. The corporation shall give written notice of annual and special meetings, stating the place, date, hour, and, in the case of special meetings, the purposes of the meeting, to each shareholder entitled to vote at the meeting not less than ten nor more than 50 days before the meeting unless otherwise prescribed by statute.

2.6 List of Shareholders. The corporation shall prepare and make available, no more than two days after notice of a meeting of shareholders is sent, a complete alphabetical list of all shareholders entitled to notice of the meeting, arranged by voting groups (if any) and showing the address and the number of shares registered in the name of each shareholder. The list shall be available for inspection and copying by any shareholder.

2.7 Quorum and Adjournment. The holders of a majority of the shares entitled to vote at any meeting of the shareholders, present in person or by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by statute. If a quorum is not present at any meeting, a majority of the shareholders entitled to vote and present at the meeting in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At an adjourned meeting, when a quorum is present, the shareholders may transact any business they might have transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, the corporation shall give notice of the adjourned meeting to each shareholder entitled to vote at the meeting.

2.8 Majority Required. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power present and voting shall decide any question brought before the meeting, unless an express provision of a statute or of the articles of incorporation requires a different vote. If a meeting commenced with a quorum, business may continue until adjournment of the meeting notwithstanding the withdrawal or temporary absence of sufficient shares to reduce the number present to less than a quorum; provided that the affirmative vote must be such as would constitute a majority if a quorum were present.

2.9 Action Without Meeting. The shareholders may take any action they could take at a meeting without a meeting, without prior notice and without a vote, if the holders of all shares entitled to vote on the action sign a written consent setting forth the action taken. Such a consent may be signed in counterparts.

2.10 Waiver of Notice. Attendance of a shareholder at a meeting: (i) waives objection to lack of notice or defective notice unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented. Any shareholder may waive notice of a meeting of shareholders by executing a written waiver of notice.

Section 3

Directors

3.1 Number and Election. The board of directors shall initially consist of three members, however, the number of directors may be changed from time to time by resolution of the board of directors. Except as provided in these Bylaws for the filling of vacancies, the shareholders shall elect the directors at the annual meeting. Each director shall hold office until a successor is elected and qualifies, or until such director’s earlier resignation or removal. Directors need not be shareholders.

3.2 Vacancies. A majority of the directors then in office, though less than a quorum, or a sole remaining director may fill vacancies and newly created directorships. A director so chosen shall hold office until a successor is elected and qualifies, or until such director’s earlier resignation or removal.

3.3 Powers. The board of directors shall manage the business of the corporation and may exercise all powers of the corporation and do all lawful acts and things permitted by statute or by the articles of incorporation.

3.4 Place of Meetings. The board of directors of the corporation may hold its meetings either in or out of New Mexico. At the discretion of the board of directors, meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

3.5 Annual Meetings. The board of directors shall hold its annual meeting immediately following the annual meeting of shareholders at the place announced at the annual meeting of shareholders. No notice is necessary to hold the annual meeting, provided a quorum is present. If a quorum is not present, the annual meeting shall be held at the next regular meeting or as a special meeting.

3.6 Regular Meetings. The board of directors may hold regular meetings without notice at the times and places determined by the board of directors.

3.7 Special Meetings. The president or secretary may, and on written request of two directors shall, call special meetings of the board of directors on not less than one day’s notice to each director personally, or by facsimile, overnight courier, telegram or telephone, or on not less than five days’ notice to each director by mail.

3.8 Quorum. Except as otherwise specifically provided by statute or by the articles of incorporation, a majority of the members of the board of directors then in office shall constitute a quorum of the board of directors. The concurrence of a majority of those present and voting shall be sufficient to conduct the business of the board. If a quorum is not present, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Action Without Meeting. The board of directors or any committee thereof may take any action without a meeting if all directors or members of the committee, as the case may be, consent to the action in writing. The writing or writings shall be filed with the minutes of the board of directors. Such a consent may be signed in counterparts.

3.10 Waiver of Notice. Attendance or participation of a director at a meeting waives any required notice unless the director at the beginning of the meeting or promptly on his arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. Any director may waive notice of any meeting by executing a written waiver of notice.

3.11 Compensation. The corporation may pay, or reimburse the directors for, the expenses of attendance at each meeting of the board of directors. The corporation may pay the directors a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. Such payment shall not preclude any director from serving the corporation and receiving compensation in any other capacity. The board of directors shall establish and set forth in its minutes the amount or rate of compensation of directors.

3.12 Voting. Notwithstanding any other provision of these Bylaws to the contrary, any and all actions to be taken or approved by the board of directors (whether by an action without a meeting or at an annual meeting, a regular meeting or a special meeting) must be approved by a majority of all of the members of the board of directors.

Section 4

Officers

4.1 Appointment of Officers. The officers of the corporation shall be chosen by the board of directors at the annual meeting and may, but need not, include a president, vice president, secretary, and treasurer and such other officers and agents as the board of directors deems necessary or appropriate. Any number of offices may be held by the same person.

4.2 Tenure and Duties of Officers. Officers shall hold their offices at the pleasure of the board of directors, shall have the titles designated by the board of directors, and shall exercise the powers and perform the duties determined from time to time by the board of directors.

4.3 Compensation. The board of directors shall determine from time to time the compensation of the officers. An officer shall not be prevented from receiving compensation because of service as a director. The minutes of the meetings of the board of directors shall set forth the compensation of the officers or the method of fixing the compensation of the officers.

4.4 Vacancies. The board of directors may fill at any time a vacancy in any office because of death, resignation, removal, disqualification or otherwise.

4.5 Chairman of the Board. The chairman of the board, if one is appointed and serving, shall preside at all meetings of the shareholders and of the board of directors and shall perform any other duties the board of directors assigns.

4.6 President. If a chairman of the board is not appointed, is not serving, or is absent, the president shall preside at meetings of the shareholders and of the board of directors. Subject to policies established by the board of directors, the president shall be the chief operating officer of the corporation. The president may sign deeds, conveyances, contracts, agreements, certificates evidencing shares, and all other instruments requiring execution on behalf of the corporation.

4.7 Vice Presidents. There shall be as many vice presidents as the board of directors chooses to appoint. Vice presidents shall perform the duties assigned to them by the board of directors or the president. Any one of the vice presidents, as authorized by the board of directors, shall have all the powers and perform all the duties of the president if the president is temporarily absent or unable to act.

4.8 Secretary. The secretary shall keep, or cause to be kept, minutes of all meetings of the shareholders, board of directors and committees. The secretary is the custodian of the corporate seal, if any, and shall affix it to documents when necessary or appropriate. The secretary shall give or cause to be given required notices of all meetings of the shareholders or board of directors. The secretary shall have custody of the books and records of the corporation, except the books of account, and in general shall perform all the duties incident to the office of secretary of a corporation and such other duties as may be assigned by the board of directors or the president.

4.9 Treasurer. The treasurer shall have custody of the funds and securities of the corporation and the books of account. The treasurer shall see to the deposit of the funds of the corporation in the bank or banks the board of directors designates. The books of account shall be monitored on a current basis under the treasurer’s direction and supervision. The treasurer shall render financial statements to the president and to all directors at proper times. The treasurer shall have charge of the preparation and filing of reports, financial statements, and returns as required by law. The treasurer shall give the corporation a fidelity bond as required by law or by the board of directors, with the premium therefor paid by the corporation as an operating expense.

Section 5

Committees

5.1 Committees. The board of directors may establish regular or special committees. The resolution establishing a regular or special committee shall set forth its powers and duties. In the discretion of the board of directors, persons serving on a regular or special committee need not be directors. The corporation may pay members of regular or special committees compensation for attending committee meetings.

5.2 Minutes of Committee Meetings. The chairman of each regular or special committee designated by the board of directors shall keep, or cause to be kept, minutes of meetings of such committees and shall file the minutes with the secretary of the corporation.

Section 6

Indemnification of

Directors and Officers

6.1 Indemnification. Except as provided in these Bylaws, the corporation shall hold harmless and indemnify each of its directors and officers (“indemnitee”) against any and all liability and expenses incurred by indemnitee in connection with any threatened or actual proceeding or legal action resulting from indemnitee’s service to the corporation or to another entity at the corporation’s request on or after the date on which these Bylaws are adopted.

6.2 Exclusions. Except insofar as permitted by law, the corporation shall not indemnify indemnitee for acts by indemnitee that were grossly negligent, that resulted in personal profit or advantage to indemnitee to which indemnitee was not legally entitled, or that involved intentional misconduct or a knowing violation of law.

6.3 Procedure. Indemnitee shall notify the corporation promptly of the threat or commencement of any proceeding or legal action with respect to which indemnitee intends to seek indemnification. The corporation shall be entitled to assume indemnitee’s defense with counsel reasonably satisfactory to indemnitee, unless indemnitee provides the corporation with an opinion of counsel reasonably concluding that there may be a conflict of interest between indemnitee and the corporation in the defense of the proceeding or legal action. If the corporation assumes the defense, the corporation shall not be liable to indemnitee for legal or other expenses subsequently incurred by indemnitee.

6.4 Expense Advances. The corporation shall advance automatically expenses, including attorneys’ fees, incurred or to be incurred by indemnitee in defending a proceeding or legal action upon receipt of notice of the expenses. To the extent required by law, the corporation shall not advance expenses unless (i) indemnitee furnishes the corporation with a written affirmation of indemnitee’s good faith belief that indemnitee has met the proper standard of conduct; (ii) indemnitee or a representative furnishes the corporation with a written undertaking to repay the advance if it is ultimately determined (after expiration or exhaustion of any appeal rights) that indemnitee did not meet the standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.

6.5 Settlement of Claims. The corporation shall not be obligated to indemnify indemnitee for any amounts incurred in settlement if settlement is made without the corporation’s prior written consent. The corporation shall not enter into any settlement that would impose any penalty or limitation on indemnitee without indemnitee’s prior written consent. Neither the corporation nor indemnitee will unreasonably withhold consent to any proposed settlement.

6.6 Effect of Repeal. In order that indemnitee may rely on the indemnification promised by this Section, no repeal or amendment of this Section shall reduce the right of indemnitee to payment of expenses or indemnification for acts of indemnitee taken before the date of repeal or amendment.

Section 7

Repeal, Alteration or Amendment

These Bylaws may be repealed, altered or amended, or substitute bylaws may be adopted, only by (a) the vote/consent of the board of directors, or (b) the affirmative vote/consent of shareholders who own, on a cumulative basis, more than 80% of the issued capital stock of the corporation.

[ ]

ATTEST:

[ ]

Exhibit C

TRUST AGREEMENT

of the

ATRISCO HERITAGE FOUNDATION

THE FOUNDATION AGREEMENT (“Agreement”) is made                     , 2006 by and between Westland Development Co, Inc., a New Mexico corporation (“Donor”), and                                  (“Initial Trustee”). [The Initial Trustee will be designated by the current Westland Board of Directors]

1. Name of Trust. The name of the Foundation shall be the Atrisco Heritage Foundation (“the Foundation”), and so far as practicable the Trustees (as defined below) shall conduct the activities of the trust in that name.

2. Purpose of Trust.

(a) General Statement of Purpose and Restrictions. The Foundation is created and shall be operated exclusively for religious, charitable, scientific, literary, or educational purposes, or for the prevention of cruelty to children or animals, within the United States or any of its possessions. No part of the trust fund shall inure to the benefit of any private shareholder or individual, and no part of the activities of the Foundation shall consist of carrying on propaganda, or otherwise attempting, to influence legislation, or of participating in, or intervening in (including the publication or distribution of statements), any political campaign on behalf of any candidate for public office. Notwithstanding any other provision, the Foundation shall not conduct or carry on any activities not permitted to be conducted or carried on by any organization which is tax exempt or by an organization to which donations are deductible from taxable income to the extent allowed by the provisions of the Internal Revenue Code and other applicable legislation and regulations as they now exist or may hereafter be amended.

(b) Specific Statement of Purpose. Within the bounds set forth in Paragraph 2(a), above, the Foundation is created and shall be operated exclusively for the purposes of (i) promoting and preserving the ancestral and cultural heritage of the general community, including the shareholders of Westland Development Co., Inc. (the “Company”) immediately prior to the Effective Date (as defined below) and the history of the Atrisco Land Grant and (ii) preserving and strengthening the community of the heirs of the Atrisco Land Grant through community development, scholarship grants, and such other activities as the Trustees may deem to be within this Specific Statement of Purpose.

3. Trust Fund. The Initial Trustee and all successor Trustees (collectively, “the Trustees”) may receive donations from Donor or from any other source in cash or in other property acceptable to them. All donations so received together with the income (“the Trust Fund”), shall be held, managed, administered, and paid out by the Trustees pursuant to the terms of this Agreement. The Trustees may accept donations which restrict their uses and purposes, provided such restrictions are within the uses and purposes set forth in Paragraph 2(b), above, and which limit the time, manner, amount, or other terms of distribution; but, unless otherwise specifically required, the Trustees may mingle such restricted donations with other assets of the Trust Fund.

4. Use of Trust Fund. The Trustees shall (i) apply the Trust Fund, at such times, in such manner, and in such amounts as they may determine, or as may be required by restricted donations, to the uses and purposes set forth in Paragraph 2(b), above, and (ii) may make contributions to other charitable organizations to be used within the United States or any of its possessions and in a manner not inconsistent with the uses and purposes set forth in Paragraph 2(b), above, as determined by a Majority of the Trustees. For this purpose, the term “charitable organizations” shall mean a corporation, trust, or community chest, fund, or foundation, created or organized in the United States or in any possession, or under the law of the United States, any state, the District of Columbia, or any possession of the United States, organized and operated exclusively for religious, charitable, scientific, literary, or educational purposes, or for the prevention of cruelty to children or animals, no part of the net earnings of which inures to the benefit of any private shareholder or individual, and no substantial part of the activities of which is carrying on propaganda, or otherwise attempting, to influence legislation, and which does not participate in, or intervene in (including the publishing or distributing of statements), any political campaign on behalf of any candidate for public office. Any other provisions of this Agreement notwithstanding, the Trustees shall distribute the trust income for each taxable year at such time and in such manner as not to become subject to the tax on undistributed income imposed by Section 4942 of the Internal Revenue Code of 1986, or corresponding provisions of any subsequent federal tax laws. It is intended that the Foundation be a operating foundation within the meaning of Section 4942(j)(3) of the Internal Revenue Code of 1986.

5. Trustees. The Initial Trustee shall remain in office until the first Community Trustees are designated and accept their office. The Trustees shall be designated as follows:

(a) Community Trustee. Between one and four Trustees shall initially be designated by the Initial Trustee in consultation with other individuals serving as members of the board of directors of Westland Development Co., Inc. as composed on the date this Agreement is executed (each, a “Community Trustee”); and

(b) Donor Trustee. One Trustee (the “Donor Trustee”) shall be designated by the board of directors of Westland Development Co., Inc., as composed following the effective date of the merger of Westland Development Co., Inc. and SHNM Acquisition Corp. under the laws of the State of New Mexico (the “Effective Date”).

The Community Trustees shall be designated as set forth above and be permitted to take their office promptly after the Effective Date. Each Trustee shall serve until he or she is removed or earlier resigns.

6. Community Trustees. To qualify as a Community Trustee, a candidate must be either (a) a shareholder of Donor immediately prior to the Effective Date or (b) an heir, as defined by the New Mexico laws of intestacy in effect at the time of the designation, of such a shareholder.

7. Successor Trustees. In the event of a vacancy in the office of a Trustee, whether due to the resignation or removal of such Trustee, that vacancy shall be filled as follows:

(a) Community Trustees. Any vacancy in the office of a Community Trustee shall be filled by a majority of the remaining Trustees.

(b) Donor Trustee. Vacancies in the office of Donor Trustee shall be filled by designation of the then sitting board of directors of Donor or its successor in interest.

8. Resignation, Removal of Trustees. Any Trustee may resign at any time without leave of court. Any Community Trustee may be removed by the agreement of a Majority of the Trustees. The Donor Trustee may be removed only by Donor or its successor in interest.

9. Vacancy of Trustees. Until a vacancy due to the removal or resignation of a Community Trustee has been filled, the remaining Trustees shall continue to act as though the vacant position did not exist, and the vacant position shall not be considered in determining the majority necessary for the remaining Trustees to act. No action may be approved during any period when there is a vacancy with respect to the Donor Trustee.

10. Action of Trustees. Except as otherwise provided in this Paragraph 10, the Trustees shall act, and may only act, by a vote of a majority of their number at any given time, with consideration of the provisions of Paragraph 9, above, which majority, however, must include the Donor Trustee (“a Majority”) other than actions taken with respect to the enforcement of that certain pledge agreement entered into between the Foundation and Donor on the Effective Date. Notwithstanding the previous sentence, and subject to purposes and uses set forth in Paragraph 2, the Donor Trustee, acting alone, has full authority to take any and all actions necessary for the Foundation to obtain, maintain or restore its tax exempt status. Subject to the foregoing sentence, any instrument required to be executed by this Foundation shall be valid if executed in the name of the Foundation by a Majority of the Trustees. All actions of the Trustees shall be taken either by resolution at a meeting or by written record without a meeting, executed by a Majority of the Trustees. The Trustees shall appoint from among themselves a secretary, who shall keep a record of all actions of the Trustees. A copy of any resolution or action taken by the Trustees, certified by any one of the Trustees, may be relied upon by any person dealing with the Foundation. No person shall be required to see to the application of any money, securities, or other property paid or delivered to the Trustees, or to inquire into any action, decision, or authority of the Trustees.

11. Trustees’ Powers. In the administration of the Foundation and of the Trust Fund, the Trustees shall have all powers and authority necessary or available to carry out the purposes of the Foundation and, without limiting the generality of the foregoing, shall have the powers and authority set forth in this Paragraph 11, all subject, however, to the condition that no power or authority shall be exercised by the Trustees in any manner or for any purpose which may not be exercised by an organization which is tax exempt or by an organization to which donations are deductible from taxable income to the extent allowed by the applicable provisions of the Internal Revenue Code and other applicable legislation and regulations as they now exist or may hereafter be amended. In the event that the applicable laws no longer provide for a federal income tax deduction for contributions to charitable organizations, then the Trustees shall be bound by the relevant provisions of the Internal Revenue Code or its successor legislation in effect when such a deduction was allowed to the extent they are not materially more burdensome than such laws on the date hereof.

(a) To receive the income, profits, rents, and proceeds of the Trust Fund.

(b) To purchase, subscribe for, retain, invest, and reinvest in securities or other property wherever situated, and whether or not productive or of a wasting nature, and without any requirement for diversification as to kind or amount. The words “securities or other property” as used in this Agreement shall be deemed to include real or personal property, corporate shares, common or preferred, or any other interest in any corporation, association, investment trust, or investment company, bonds, notes, debentures, or other evidences of indebtedness or ownership, secured or unsecured, even though the same may not be legal investments for a trustee under the applicable laws; but securities and other property shall not be deemed to include shares or indebtedness of Donor unless they are donated to the Foundation.

(c) To sell for cash or on credit, convert, redeem, exchange for other securities or other property, or otherwise dispose of any securities or other property at any time held by them.

(d) To alter, repair, improve, erect buildings upon, demolish, manage, partition, mortgage, lease, exchange, grant options to lease or to buy, and sell or dispose of real property, at public or private sale, and upon such conditions and such terms as to cash and credit as they may deem advisable.

(e) To pay all administration expenses of the Foundation and any taxes imposed upon it, and to settle, compromise, or submit to arbitration, any claims, mortgages, debts, or damages, due or owing to or from the Foundation, to commence or defend suits or legal proceedings, and to represent the Foundation in all suits or legal proceedings.

(f) To exercise any conversion privilege or subscription right available in connection with any securities or other property; to consent to the reorganization, consolidation, merger, or readjustment of the finances of any corporation, company, or association or to the sale, mortgage, pledge, or lease of the property of any corporation, company, or association any of the securities of which may at any time be held by them and to do any act, including the exercise of options, the making of agreements or subscriptions, and the payment of expenses, assessments, or subscriptions which may be deemed necessary or advisable, and to hold and retain any securities or other property which they may so acquire.

(g) To vote personally, or by general or limited proxy, any shares of stock, and similarly to exercise personally, or by general or by limited power of attorney, any right appurtenant to any securities or other property.

(h) To borrow money in such amounts and upon such terms and conditions as shall be deemed advisable or proper to carry out the purpose of the Foundation and to pledge any securities or other property for the repayment of any such loan.

(i) To hold part or all of the Trust Fund uninvested.

(j) To employ suitable accountants, agents, counsel, custodians, and investment experts and to pay their reasonable expenses and compensation.

(k) To register any securities held by them in their own name, or, to the extent permitted by law, in the name of a nominee with or without the addition of words indicating that such securities are held in a fiduciary capacity, and to hold any securities unregistered or in bearer form.

(l) To make, execute, and deliver all instruments necessary or proper for the accomplishment of the purpose of the Foundation or of any of the foregoing powers, including deeds, bills of sale, transfers, leases, mortgages, security agreements, assignments, conveyances, contracts, purchase agreements, waivers, releases, and settlements.

(m) Any other provisions of this agreement notwithstanding, the Trustees shall not engage in any act of self-dealing as defined in Section 4941(d) of the Internal Revenue Code of 1986, or corresponding provisions of any subsequent federal tax laws; nor retain any excess business holdings as defined in Section 4943(c) of the Internal Revenue Code of 1986, or corresponding provisions of any subsequent federal tax laws; nor make any investments in such manner as to incur tax liability under Section 4944 of the Internal Revenue Code of 1986, or corresponding provisions of any subsequent federal tax laws; nor make any taxable expenditures as defined in Section 4945(d) of the Internal Revenue Code of 1986, or corresponding provisions of any subsequent federal tax laws.

12. Bond and Compensation. No Trustee shall be required to furnish any bond or surety. The Trustees shall receive reasonable compensation for their services, to the extent agreed upon a Majority of the Trustees; provided, however, that no Trustee shall receive compensation in excess of that compensation permitted by those provisions of the Internal Revenue Code applicable to the Foundation.

13. Accounting by Trustees. The Trustees shall render accounts of their transactions to Donor at least annually, and Donor may approve such accounts by an instrument in writing delivered to the Trustees. In the absence of the filing in writing with the Trustees by Donor of exceptions or objections to any such account within sixty (60) days, Donor shall be deemed to have approved such account; and in such case or upon the written approval of Donor of any such account, the Trustees shall be released with respect to all matters and things set forth in such account as though such account had been settled by the decree of a court of competent jurisdiction. Except as otherwise provided under state or federal law, no person other than Donor may require an accounting or bring any action against the Trustees with respect to the Foundation.

14. Liability of Trustees. No Trustee shall be answerable for loss in investments made in good faith. No Trustee shall be liable for the acts or omissions of any other Trustee, or of any accountant, agent, counsel, or custodian selected with reasonable care. Each Trustee shall be fully protected in acting upon any instrument, certificate, or paper, believed by that Trustee to be genuine and to be signed or presented by the proper person or persons, and no Trustee shall be under any duty to make any investigation or inquiry as to any statement contained in any such writing but may accept the same as conclusive evidence of the truth and accuracy of the statements. Except as otherwise required by the New Mexico Uniform Trust Code, no Trustee shall be held personally liable for any damages resulting from any negligent act or omission of an employee of the Foundation; any negligent act or omission of another Trustee; or any action taken as a Trustee or any failure to take any action as a Trustee unless the Trustee has breached or failed to perform the duties of Trustee; and the breach or failure to perform constitutes willful misconduct or recklessness.

15. Amendment. This Agreement may be amended or modified from time to time by a Majority of the Trustees whenever necessary or advisable for the more convenient or efficient administration of the Foundation or to enable the Trustees to carry out the purpose of the Foundation more effectively, but no such amendment or modification shall alter the intention of Donor that the Foundation be operated exclusively for religious, charitable, scientific, literary, or educational purposes, or for the prevention of cruelty to children or animals, within the United States or any of its possessions, and in a manner which shall make the Foundation tax exempt and the donations to it deductible from taxable income to the extent allowed by the provisions of the Internal Revenue Code and other applicable legislation and regulations as they now exist or as they may be amended. Notwithstanding the previous sentence, (i) the Donor Trustee shall have full authority, acting alone, to amend this Agreement in any way necessary to maintain or restore the Foundation’s tax exempt status and (ii) Paragraph 2(b) may not be amended without the unanimous consent of the Trustees. Every amendment to this Agreement shall be made in writing, signed by each of the Trustees entitled to vote thereon.

16. Irrevocability and Termination. The Foundation shall be irrevocable, but may be terminated at any time upon the affirmative vote of a Majority of the Trustees. Upon any such termination, the Trustees shall promptly distribute the entire Trust Fund to qualified recipients under the terms of this Agreement.

17. Situs. This Agreement is executed and delivered in the State of New Mexico, the situs shall be in that state, and it shall be governed by the laws of that state. If, in the judgment of the Donor Trustee, it would be in the best interest of the Foundation and the

18. Acceptance of Trust. The Initial Trustee accepts the trust created by this Agreement, and holds, manages, and administers the Trust Fund in accordance with the terms of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed in Albuquerque, New Mexico, by Donor and by the Initial Trustee.

WESTLAND DEVELOPMENT CO., INC.

Attest:	By.
President

Secretary

***, Initial Trustee

(Acknowledgments)

Exhibit D

PLEDGE AGREEMENT

WESTLAND DEVELOPMENT CO., INC., a New Mexico corporation (“Donor”), pledges to make the following gifts to the Atrisco Heritage Foundation u/t/a                     , 2006 (“the Foundation”):

1. Donor pledges to make annual gifts to the Foundation in the amount of One Million Dollars ($1,000,000) per year, beginning on                     , 2006 and continuing on the anniversary date thereof for one hundred (100) years.

2. Donor pledges to gift to the Foundation (a) 100% of the royalties, if any, received by Donor from leases in existence on the date hereof and to which Donor is a party, the purpose of which is to extract oil or gas from the real property owned by Donor on the date hereof and (b) 50% of the royalties, if any, received by Donor from leases which come into existence after the date hereof and to which Donor is a party, the purpose of which are to extract oil and gas from the real property owned by Donor on the date hereof.

If, on the date on which any gift is to be made hereunder, the Foundation is not recognized by the Internal Revenue Service or a successor agency as a tax exempt organization under Section 501(c)(3) of the Internal Revenue Code or successor legislation, contributions to which qualify for charitable deductions from Donor’s federal taxable income under the Internal Revenue Code or confer on Donor comparable tax benefits (a “Tax Exempt Organization”), then such gift shall be deposited into escrow (“Escrow”) with an escrow agent agreeable to the Foundation and Donor (the “Agent”) and shall be released to the Foundation upon the earlier of (i) the Foundation regaining its status as a Tax Exempt Organization or (ii) five years from the date such gift is deposited into Escrow. The terms of the Escrow shall be reasonably agreed to by Donor and the Agent, provided, that any interest accrued on an annual gift shall inure to the benefit of the Foundation and shall be released at such time that such annual gift is released to the Foundation.

Gifts made pursuant to this Pledge Agreement may only be used for the purposes set forth in Section 2 of the Trust Agreement of the Atrisco Heritage Foundation, dated as of June [    ], 2006.

[signature page follows]

WESTLAND DEVELOPMENT CO., INC. (NSL)

Attest:	By.
President

Secretary

Appendix B

Westland’s Quarterly Report on Form 10-QSB

(for the quarter ended March 31, 2006)

Filed with the Securities and Exchange Commission on May 15, 2006